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                                                                   EXHIBIT 10.12


CLIFFORD                    SOCIETE D'EXERCICE LIBERAL D'AVOCATS A FORME ANONYME
CHANCE

                                Dated 24 May 2002



                            EXIDE EUROPE FUNDING LTD

                                    as Seller


                            EXIDE HOLDING EUROPE S.A.

                                 as Offer Agent



                              BATTERIES FUNDING LTD

                                    as Buyer



                                 CITIBANK, N.A.

                               as Operating Agent



               --------------------------------------------------

                               ONWARD RECEIVABLES
                                 SALE AGREEMENT

               --------------------------------------------------

                                    CONTENTS


CLAUSE                                                                                PAGE
1.     DEFINITIONS AND CONSTRUCTION ...............................................      1

2.     FACILITY ...................................................................     21

3.     CONDITIONS PRECEDENT .......................................................     21

4.     PURCHASES ..................................................................     25

5.     COLLECTIONS AND SETTLEMENT .................................................     28

6.     FEES, COSTS AND TAXES ......................................................     30

7.     PAYMENTS AND COMPUTATIONS, ETC. ............................................     31

8.     REPRESENTATIONS AND WARRANTIES OF EXIDE FUNDING AND EXIDE EUROPE ...........     32

9.     AFFIRMATIVE COVENANTS OF EXIDE FUNDING .....................................     36

10.    NEGATIVE COVENANTS OF EXIDE FUNDING ........................................     37

11.    REPORTING REQUIREMENTS OF EXIDE FUNDING ....................................     38

12.    SERVICER, COLLECTIONS AND THE ONWARD BUYER ACCOUNT .........................     40

13.    PROTECTION OF THE BUYER'S RIGHTS ...........................................     43

14.    RESPONSIBILITIES OF EXIDE FUNDING ..........................................     44

15.    AGENCY AND INDEMNITIES .....................................................     45

16.    AMENDMENTS, ETC. ...........................................................     49

17.    NOTICES ....................................................................     49

18.    NO WAIVER: REMEDIES ........................................................     50

19.    BINDING EFFECT: ASSIGNABILITY ..............................................     50

20.    FURTHER ASSURANCE - RESTRUCTURING ..........................................     51

21.    TERMINATION ................................................................     51

22.    NO PROCEEDINGS .............................................................     52

23.    EXECUTION IN COUNTERPARTS: SEVERABILITY ....................................     52

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
24.   CONFIDENTIALITY .............................................................     52

25.   GOVERNING LAW AND JURISDICTION ..............................................     53

SCHEDULE 1 FORM OF ENIGMA LICENCE AGREEMENT .......................................     54

SCHEDULE 2 FORM OF LETTER OF UNDERTAKING ..........................................     56

SCHEDULE 3 FORM OF SETTLEMENT STATEMENT ...........................................     61

SCHEDULE 4 FORM OF SUMMARY REPORT .................................................     62

SCHEDULE 5 INITIAL CONDITIONS PRECEDENT ...........................................     63

SCHEDULE 6 FORM OF LETTER OF OFFER ................................................     65

SCHEDULE 7 POWER OF ATTORNEY IN FAVOUR OF CITIBANK ................................     69

SCHEDULE 8 LIST OF ACCOUNT DEBTORS OTHER THAN DESIGNATED ACCOUNT DEBTORS ..........     73

SCHEDULE 9 SPECIAL DILUTION RESERVE ...............................................     74

SCHEDULE 10 ONWARD BUYER ACCOUNT ..................................................     76

THIS ONWARD RECEIVABLES SALE AGREEMENT, dated 24 May 2002, is made among:

(1) EXIDE EUROPE FUNDING LTD, a company with its registered office at 22 Grenville Street, Jersey JE4 8PX, Channel Islands ("Exide Funding");

(2) EXIDE HOLDING EUROPE S.A., a French Societe Anonyme, with its registered office at 5-7 Allee des Pierres Mayettes, 92636 Gennevilliers Cedex, France (the "Offer Agent" or "Exide Europe" as applicable);

(3) BATTERIES FUNDING LIMITED, a company with its registered office at West Block, International Financial Services Centre, Dublin 1, Ireland (the "Buyer"); and

(4) CITIBANK, N.A., a United States national banking association acting through its London branch at 336 Strand, London WC2R 1HB (the "Operating Agent").


Preliminary Statements

A. Through a Receivables Subrogation Agreement dated 7 June 1997 as amended on the date hereof (the "Receivables Subrogation Agreement"), Exide Funding has acquired and will acquire by way of subrogation, from time to time, all of the rights, titles to and interests in certain Receivables from the Originator;

B. Exide Funding desires to sell, from time to time, all of its rights, titles to and interests in certain of its Receivables, and the Buyer is willing, from time to time, to consider purchasing such Receivables from Exide Funding on or after the Effective Date; and

C. Citibank N.A. has been requested and is willing to act as Operating Agent as set out in this Agreement and, in particular, in Clause 15(A), subject to the right of the Operating Agent to delegate its obligations pursuant to the terms of this Agreement, in particular, Clause 4(G).


NOW, THEREFORE, the parties agree as follows:

1.   DEFINITIONS AND CONSTRUCTION

     In this Agreement (including the Preliminary Statements):

(A) Accounting Terms: All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles as in effect on the date hereof in England and Wales.

(B)  Defined Terms: The following terms shall have the meanings indicated:

     "Account Debtor" means a Person obliged to make payment(s) pursuant to a Contract.

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"Accounts Receivable Listing" means a list, by invoice number, of all
Receivables in respect of the Contracts entered into with Designated Account Debtors which are shown on Exide Funding's or each Originator's general ledger as outstanding as at (but excluding) each relevant Reference Date including, the information specified in Clause 4(D) together with such other information concerning each Receivables, and in such format, as the Operating Agent may specify.

"Accounts Receivable Trial Balance" means Exide Funding's accounts receivable trial balance computer printout, containing a list of Designated Account Debtors together with the aged Outstanding Balance of the Receivables to be purchased on any Daily Purchase Date.

"Accruals" means, as of any time, the aggregate amount by which the Face Value of Eligible Receivables which are Paid Receivables have been reduced by virtue of any prompt payment discounts, accruals for volume rebates, warranty claims by the applicable Designated Account Debtor(s) and other credit notes (including without limitation, credit notes issued to Account Debtors as a result of disputes, claims and invoicing errors by the relevant Originator).

"Additional Designated Account Debtor" has the meaning given to such terms in the Receivables Subrogation Agreement.

"Adverse Claim" means any claim of ownership, a lien, privilege, saisie, revendication, hypotheque, security interest, mortgage, charge, or other encumbrance, securing any obligation of any person or any other type of preferential arrangement (including, without limitation, title, transfer and retention arrangements) having a similar effect or other right or claim of any Person.

"Affiliate" means, when used with respect to a Person, a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary of that Holding Company.

"Approved Currency" means, on the date hereof, Euro and, thereafter, with the prior written consent of the Operating Agent and in addition to Euro, Dollars.

"Capital" equals on any Settlement Date, the aggregate of the Dollar Equivalent of the Receivables Funded Purchase Price and Receivables Daily Purchase Price paid to Exide Funding (including, on such Settlement Date, if any) less the aggregate amount of Collections which have been paid to the Buyer on such Settlement Date.

"Cash Collateral Reserve" means the cash reserve held by Exide Funding pursuant to Clause 6 of the Limited Recourse Loan Agreement.

"Citibank" means Citibank, N.A., a national banking association under the laws of the United States of America.

"Collections" means, with respect to any Paid Receivable, all cash collections received and other cash proceeds of that Paid Receivable (excluding any cash proceeds arising

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under any transaction as referred to in Clause 19(C)) and of any Related
Security with respect to that Paid Receivable.

"Commitment Letter" means the commitment letter entered into on the date hereof, as amended from time to time, between CEAC, the Beneficiary named therein and the Operating Agent.

"Concentration Amount" means as of any date, with respect to each Designated Account Debtor, the product of (a) the Concentration Limit applicable to such Designated Account Debtor and (b) the Dollar Equivalent of the Programme Eligible Receivables.

"Concentration Limit" means, in relation to the aggregate Receivables for each Designated Account Debtor: (a) for any single Designated Account Debtor rated at least A-l or P-l or its equivalent by the Rating Agencies, 17%; (b) for any single Designated Account Debtor rated A-2 or P-2 or its equivalent by the Rating Agencies, 8.5%; (c) for any single Designated Account Debtor rated A-3 or P-3 or its equivalent by the Rating Agencies, 5.66%; (d) for any single Designated Account Debtor rated below A-3 or P-3 or not rated on its short term debt, 3.4% (to the extent an Designated Account Debtor does not have a short term rating but has an actual or implied senior long-term debt rating, the applicable percentage will be determined based on equivalent senior long-term debt ratings (as determined by the Operating Agent) for the short term ratings specified above).

"Contract" means a written agreement (and, for the avoidance of doubt, includes any oral agreement evidenced by an invoice containing or referring to the standard terms of business of the relevant Originator) governed by French law between an Originator and an Account Debtor substantially in the form set out in
Schedule 7 of the Receivables Subrogation Agreement pursuant to which the Account Debtor is obliged to pay for goods or services sold or provided by such Originator (including any value added tax in respect thereof) from time to time.

"Country" means France.

"Credit and Collection Policy" means each Originator's policies, practices and procedures relating to Contracts and Receivables described in the Receivables Subrogation Agreement, as modified from time to time with the consent of the Operating Agent.

"Currency Exchange Agreement" means the spot currency agreement and the forward currency agreement to be entered into on or prior to the Effective Date by the Buyer and a counterparty rated at least A-1 and P-1 or its equivalent by the Rating Agencies to exchange, respectively, the amount in Dollars received by the Buyer under the Facilities Agreement into the currencies of the denomination of the Receivables acquired by the Buyer under all Origination Agreements to which it is a party and the currencies of the amount of Collections payable to the Buyer under all Origination Agreements to which it is a party into Dollars.

"Currency Exchange Costs" means the costs payable by the Buyer to the counterparty under the Currency Exchange Agreement (expressed as a percentage of Capital).

"Daily Accounts Receivables Listing" means a list, by invoice number, of all Receivables in respect of the Contracts entered into with Designated Account Debtors which are shown on Exide Funding's or each Originator's general ledger as outstanding as at (but excluding) each relevant Reference Date including the information specified in Clause 4(D) together with such other information concerning each Receivables, and in such format, as the Operating Agent may specify.

"Daily Purchase" means the transfer of Receivables listed in a Daily Accounts Receivable Listing delivered to the Operating Agent on each Daily Purchase Date on which such transfer takes place (including for the avoidance of doubt any Settlement Date).

"Daily Purchase Date" means each Programme Business Day on which a Daily Purchase takes place, occurring before the Termination Date on which there is a Purchase of Receivables as contemplated by this Agreement.

"Debt" means any indebtedness, present or future, actual or contingent in respect of moneys borrowed or raised or any financial accommodation whatever and, without limitation, shall include:

(1) indebtedness under or in respect of a negotiable or other financial instrument, Guarantee, interest, gold or currency exchange, hedge or arrangement of any kind, redeemable share, share the subject of a Guarantee, discounting arrangement, finance lease or hire purchase agreement;

(2) the deferred purchase price (for more than 90 days) of an asset or service; and

(3) any obligation to deliver goods or other property or provide services paid for in advance by a financier or in relation to another financing transaction.

"Deed of Payment Allocation and Cross-Indemnity" has the meaning set out in Clause 10(F).

"Deemed Settlement Date" means a date which would have been a Settlement Date were it not to fall during a Specified Bank Holiday Period.

"Default Ratio" as of any date, is equal to the ratio (expressed as a percentage) for the most recent month for which such ratio is available of (i) aggregate Eligible Receivables which are Paid Receivables that were 91-120 days past due at the end of each such month plus Eligible Receivables which are Paid Receivables that were charged off (or, without duplication, which should have been charged off) as uncollectible during each such month which, if they had not been charged off (or, without duplication, which should have been charged off) would have been less than 90 days past due during such month to (ii) aggregate sales giving rise to Receivables that were generated during the calendar month immediately preceding the commencement of the Loss Horizon preceding such date.

"Defaulted Receivable" means an Eligible Receivable which is a Paid Receivable and:

(1) which, after the original due date, remains unpaid in whole or in part for more than 90 days;

(2) in respect of which the Designated Account Debtor has taken any action, or suffered any event to occur, of the type described in Clause 11(D)(2); or

(3) which has been, or should be, written off or provided for in the relevant Originator's books as uncollectible in accordance with the Credit and Collection Policy.

"Designated Account Debtor" means, at any time, all Account Debtors (other than those designated in Schedule 10 of the Receivables Subrogation Agreement) unless the Operating Agent has advised the Offer Agent (on behalf of the Exide Funding) that an Account Debtor shall not be considered a Designated Account Debtor.

"Determination Date" means initially, the Effective Date and, thereafter, each following Monday (or such other day as may be agreed from time to time between the Offer Agent (on behalf of the Originators) and the Operating Agent, provided however that if such day is not a Programme Business Day, the applicable Determination Date shall be the next succeeding Programme Business Day).

"Diluted Receivable" means that portion of any Eligible Receivable which is a Paid Receivable which is either (a) reduced or cancelled as a result of (i) any defective or rejected goods or services, or any failure by an Originator to deliver any goods or services or otherwise to perform under the underlying Contract or invoice, or (ii) any change in the terms of or cancellation of any Contract or invoice or any other adjustment by Exide Funding or an Originator which reduces the amount payable by the Designated Account Debtor on the related Purchased Receivable or (iii) any set-off in respect of any claim by the Designated Account Debtor on the related Eligible Receivable which is a Paid Receivable or (b) subject to any specific dispute, offset, counterclaim or defence whatsoever (except the discharge in bankruptcy of the Designated Account Debtor thereof).

"Dilution Horizon" means, at any time, the estimated weighted average period in days between the issuance of invoices and the related credit note, if any, by each Originator as such period is calculated by the Operating Agent from time to time.

"Dilution Horizon Ratio" equals the higher of (a) the Dollar Equivalent of total sales giving rise to Programme Receivables for the Programme Sellers for the past Dilution Horizon divided by the Dollar Equivalent of Outstanding Balance of Eligible Receivables (whether or not they are Paid Receivables) (as such term is used in each applicable Origination Agreement) aggregated among all Origination Agreements as of the end of the most recent month and (b) 0.5.

"Dilution Ratio" as of any date, is equal to the ratio (expressed as a percentage) for the most recently ended month of (i) the aggregate amount of Receivables that become Diluted Receivables during each such month to (ii) the aggregate sales giving rise to Receivables that were originated during the preceding month.

"Dilution Reserve" means as of any Settlement Date:

(PER minus DefR) x max [DYN, FLOOR]

where:

DYN     =    [(SF2 x ED) + DVF] x DHR

FLOOR   =    ED x DHR

Provided that the Dilution Reserve shall never be less than the amount such that, when aggregated to the floor applicable to the Loss Reserve, is equal to the Euro Equivalent of Dollars 15,000,000 where:

PER     =    The aggregate amount of the Programme Eligible Receivables

DefR    =    The aggregate amount of Programme Eligible Receivables that are
             Defaulted Receivable (as defined in and aggregated among all Origination Agreements)

SF2     =    Stress Factor 2 = 2.25

ED      =    The average Programme Dilution Ratio during the preceding 12 months

DVF     =    Dilution Volatility Factor

DHR     =    Dilution Horizon Ratio

"Dilution Volatility Factor" means as of any date, a percentage equal to the product of (i) the amount by which (A) the highest two month average Programme Dilution Ratio during the most recently ended twelve month period exceeds (B) the average of the Programme Dilution Ratios during such twelve month period and
(ii) (A) the highest two month average Programme Dilution Ratio during such twelve month period divided by (B) the average of the Dilution Ratios during such twelve month period.

"Discount" means with respect to all Receivables transferred to the Buyer during a Reference Period and all Receivables transferred pursuant to a Funded Purchase on the Settlement Date following immediately the end of such Reference Period the sum of applicable Yield, the applicable Country's Proportionate Share of Programme Costs, applicable Accruals and Euro equivalent of the sums then required to bring applicable Reserves to their required levels.

"Dollar Equivalent" of any sum in any currency at any time means the amount of Dollars that would be purchased under the Currency Exchange Agreement at the Spot Rate determined for such sum as at the most recent Settlement Date.

"Dollars" and the sign "$" each mean the lawful currency of the United States of America.

"Early Amortisation Event" means the first of the following events to occur:

(1) Exide Funding or Exide Europe defaults in the payment on the due date of any payment due and payable by it under or relating to the Relevant Documents to which it is a party and such default continues unremedied for a period of five (5) Business Days after the earlier of Exide Funding becoming aware of such default and the receipt by Exide Funding or Exide Europe of written notice by the Operating Agent requiring the same to be remedied;

(2) subject to Clause 12(C), Exide Funding, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) defaults in the performance or observance of any of its other covenants and obligations, or breaches any representation or warranty under the Relevant Documents to which it is a party, which in the reasonable opinion of the Operating Agent is materially prejudicial to the interests of the Buyer and/or the Lenders and/or the Operating Agent, and such default is not remedied to the satisfaction of the Operating Agent within five (5) Business Days of the earlier of Exide Funding, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) becoming aware of such default and receipt by Exide Funding, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) of written notice by the Operating Agent requiring the same to be remedied (for the avoidance of doubt, for the purposes of this paragraph (2), if Exide Funding satisfies its obligations pursuant to Clause 5(D) within such five Business Day period, such default or breach shall not be considered to be an Early Amortisation Event);

(3) an effective resolution is passed for the winding up of Exide Funding, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe);

(4) Exide Funding, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) ceases or threatens to cease to carry on its business or ceases to carry on the whole or a substantial part of its business, or stops payment or threatens to stop payment of its debts, or Exide Funding becomes unable to pay its debts, or is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 other than section 123(1) thereof (as that section may be amended, varied or re-enacted or with respect to the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe), within the meaning of equivalent provisions under applicable laws), or becomes unable to pay its debts as they fall due, or the value of its assets falls to less than the amount of its liabilities (taking into account for both these purposes its contingent and prospective liabilities) or otherwise becomes insolvent;

(5) Exide Europe ceases at any time to own, directly or indirectly, a minimum of 100% of each class of the outstanding capital stock of Exide Funding or a minimum of 80% of each class of the outstanding capital stock of any Originator;

(6) any Debt of a member of the Exide Europe Group in excess (in the aggregate) of the Euro Equivalent of $5,000,000 becoming prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Debt;

(7) any transfer of Eligible Receivables pursuant to this Agreement ceases to create an effective and valid transfer to the Onward Buyer of any and all of Exide Funding's rights, claims, actions and Security Interests under any of its Receivables;

(8) proceedings are initiated against Exide Funding, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) in respect of its liquidation, winding-up, administration, insolvency, composition, reorganisation (other than a reorganisation the terms of which have been approved by the Operating Agent and where Exide Funding, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) is solvent) under any applicable liquidation, administration, insolvency, composition, reorganisation or other similar laws save where such proceedings are being contested in good faith by Exide Funding, Exide Europe or (if an Affiliate of Exide Technologies other than Exide Europe) the Offer Agent or an administrative or other receiver, servicer or other similar official is appointed in relation to Exide Funding, Exide Europe or (if an Affiliate of Exide Technologies other than Exide Europe) the Offer Agent or in relation to the whole or any substantial part of the undertaking or assets of Exide Funding, Exide Europe or (if an Affiliate of Exide Technologies other than Exide Europe) the Offer Agent or an encumbrancer shall take possession of the whole or any substantial part of the undertaking or assets of Exide Funding, Exide Europe or (if an Affiliate of Exide Technologies other than Exide Europe) the Offer Agent or a distress or execution or other process shall be levied or enforced upon or sued out against the whole or any substantial part of the undertaking or assets of Exide Funding, Exide Europe or (if an

      Affiliate of Exide Technologies other than Exide Europe) the Offer Agent and in any of the foregoing cases it shall not be discharged within 15 days;

(9) if Exide Funding, Exide Europe or (if an Affiliate of Exide Technologies other than Exide Europe) the Offer Agent shall initiate or consent to judicial proceedings relating to itself under any applicable liquidation, administration, insolvency, composition, reorganisation or other similar laws or shall make a conveyance or assignment for the benefit of its creditors generally;

(10)  for any three month period, the average Default Ratio exceeds 6%;

(11)  for any three month period, the average Dilution Ratio exceeds 15%;

(12)  for any three month period, the Loss to Liquidation Ratio exceeds 0.5%;

(13)  for any three month period, the average Programme Default Ratio exceeds
      6%;

(14)  for any three month period, the average Programme Dilution Ratio exceeds
      12%;

(15) for any three month period, the average Programme Loss to Liquidation Ratio exceeds 0.5%;

(16) any amounts owing under the U.S. DIP Facility Agreement becomes immediately due and payable as a result of the occurrence of an Event of Default (as that term is defined in the US DIP Facility Agreement) thereunder;

(17) an Event of Default (as that term is defined under the Facilities Agreement) occurs;

(18) Exide Funding fails to hold the Cash Collateral Reserve as contemplated by the Limited Recourse Loan Agreement;

(19) if as of any Settlement Date, Exide Funding was entitled to draw down an amount under the Limited Recourse Loan Agreement and, having made the appropriate request to the Limited Recourse Loan Provider, the Limited Recourse Loan Provider fails to advance such amount free and clear of any Adverse Claims;

(20) a Programme Amortisation Event (as such term is defined in any Origination Agreement) occurs; or

(21) an Early Amortisation Event (as such term is defined under the Receivables Subrogation Agreement) occurs.

"Effective Date" means the date upon which the initial conditions precedent set forth in Schedule 5 have been satisfied and which has been designated as such by the Operating Agent, which day shall be a Thursday (or such other day as may be agreed by the Offer Agent (on behalf of Exide Funding) and the Operating Agent) which is a Programme Business Day.

"Eligible Receivable" means a Receivable:

(1) which satisfies the applicable criteria for an Eligible Receivable under the Receivables Subrogation Agreement;

(2)  which is not a Defaulted Receivable at the relevant Purchase Date;

(3) which has not been, in part or in whole, charged, pledged, assigned (whether outright or by way of security, for example, under the loi Dailly), discounted, subrogated, seized, attached, novated, transferred, disposed of or dealt with in any way and are free and clear of any liens, mortgages, hypotheque, nantissement, gage, cession de creance a titre de garantie or other encumbrances exercisable against the relevant Designated Account Debtors by any party; and if represented by any bills of exchange (traites, billets a ordre) or effets de commerce which has not been discounted (escompte);

(4) the Dollar Equivalent of the Outstanding Balance of which, when added to the Dollar Equivalent of the Outstanding Balance as that term is defined under each Origination Agreement of all Paid Receivables (as such term is used in each applicable Origination Agreements) owing by the same Designated Account Debtor or any of its Affiliates under all Origination Agreements, does not exceed the Concentration Amount;

(5)  which is denominated and payable only in Approved Currency;

(6) which (A) is freely transferable (or if not assignable without the consent of the Designated Account Debtor, such consent has been obtained to the satisfaction of the Operating Agent prior to the delivery of the relevant Quittance Subrogative) and (B) is not subject to any Adverse Claim or dispute, set off, counterclaim or defence whatsoever;

(7) which is not subject to withholding taxes on payments from the Designated Account Debtors in respect thereof; and

(8) the Designated Account Debtor of which has in respect of Paid Receivables (other than Defaulted Receivables) falling due for payment on or after 31 August 2002, paid in full, the most recent Paid Receivable owing by it directly to the credit of the Exide Collection Account.

"Enigma" means the proprietary computer software furnished by Citibank pursuant to the Enigma Licence Agreement, as such computer software may be modified, updated or replaced by Citibank from time to time.

"Enigma Licence Agreement" means an agreement in the form of Schedule 1 hereto, duly executed by Exide Europe.

"Euro" means the legal currency unit of France.

"Euro Equivalent" of any sum and at any time means the amount of Euro that would be purchased under the Currency Exchange Agreement at the Spot Rate for such sum at such time.

"Exide Europe" means Exide Holding Europe S.A., a French societe anonyme.

"Exide Europe Group" means Exide Europe and all of its Subsidiaries.

"Exide Funding Non-Transaction Account" means the account numbered 8319715 (Sort Code 18-50-08) in the name of Exide Funding established with Citibank, London branch, or such other account at such branch of such bank as Exide Funding may from time to time specify by written notice to Citibank, London branch with a copy to the Operating Agent.

"Exide Group" means Exide Technologies and all of its Subsidiaries.

"Exide Technologies" means Exide Technologies, a Delaware corporation.

"Facilities Agreement" means the agreement entered into on or about the date hereof among, inter alia, the Buyer and the Lenders.

"Facility" means the commitment of the Buyer, to purchase Receivables from time to time pursuant to the terms of this Agreement.

"Facility Fee" means 0.75% per annum of the positive difference between (i) the Facility Limit and (ii) Programme Capital (as such fee is calculated) monthly in arrears on each Settlement Date.

"Facility Limit" means Dollars 177,500,000 as such amount may be reduced from time to time upon notice given by the Operating Agent to the Offer Agent (on behalf of the Exide Funding) as a result of the event specified in Clause 7.1 of the Facilities Agreement.

"Fees Letter" means the fee letters dated as of the date hereof between, inter alia, Exide Europe and the Operating Agent in respect of the calculation and payment of certain fees.

"Foreign Currency Reserve" as of any Settlement Date will equal 5% of the Programme Capital on such Settlement Date, or such other amount as determined by the Operating Agent (and notified in writing to the Offer Agent), acting reasonably (upon the written request of Exide Funding after any redetermination of the level of the Foreign Currency Reserve, the Operating Agent agrees to provide Exide Funding with information relating to the basis of such redetermination).

"Funded Purchase" means the transfer of Receivables listed in an Account Receivable Listing delivered to the Operating Agent on a Determination Date.

"German Excess Loss Reserve" means the positive difference (if any) between (i) the aggregate of the German Sellers' Proportionate Share (as such terms are defined under the German RSA) of the Loss Reserve and (ii) an amount equal to 9% of the Outstanding Balance of Paid Receivables which are Eligible Receivables (as such term is defined in the German RSA) under the German RSA.

"Group of Receivables" means, at any time, all Receivables purchased or to be purchased by the Buyer on a Purchase Date (as the case may be) or, as appropriate, the Group of Receivables specified in a Letter of Offer.

"Guarantee" means any guarantee, indemnity, letter of credit or any other obligation or irrevocable offer (whatever called and of whatever nature):

(1)  to pay or to purchase;

(2) to provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets, rights or services, or otherwise) for the payment or discharge of;

(3)  to indemnify against the consequences of default in the payment of; or

(4)  to be responsible otherwise for,

an obligation or indebtedness of another Person, a dividend, distribution, capital or premium on shares, stock or other interests, or the insolvency or financial condition of another Person.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Initial Offer Date" means the date which is two Programme Business Days before the Effective Date.

"Initial Purchase" means the first Purchase completed under this Agreement.

"Initial Reference Date" means 24 May 2002.

"Interest Period" means initially, the period commencing on (and including) the Effective Date and ending on (but excluding) the following Settlement Date, and thereafter, each period beginning on (and including) the day following the last day of the immediately preceding Interest Period and ending on (but excluding) the following Settlement Date; provided however, if such day is not a Business Day, the applicable Interest Period shall end on the next succeeding Programme Business Day.

"Lenders" means any bank, financial institution, trust, fund or other entity which is or may from time to time become a party to the Facilities Agreement as "Lender" thereunder.

"Letter of Offer" means either a Daily Letter of Offer or a Settlement Letter of Offer as these terms are defined in Clause 4(A) and (D).

"Letter of Undertaking" means the Letter of Undertaking given by Exide Europe substantially in the form set out in Schedule 2.

"LIBOR" means (a) the applicable Screen Rate or (b) (if no Screen Rate is available one week Dollars) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Operating Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11:00 a.m. London Time on the Quotation Day for the offering of deposits in Dollars for a period comparable to the Interest Period.

"Limited Recourse Loan Agreement" means a limited recourse loan agreement entered into between, inter alia, Exide Funding, the Operating Agent and the lender named therein and identified as such by the Operating Agent's execution thereof, and any other limited recourse loan agreement entered into for a similar purpose to that set out therein.

"Limited Recourse Loan Provider" means the lender under the Limited Recourse Loan Agreement.

"Loan" means any loan to be made to the Buyer by the Lenders pursuant to the Facilities Agreement or, when made, the principal amount outstanding thereof.

"Loss Horizon" equals the sum of 90 days plus the Weighted Average Term calculated among all Origination Agreements as of the Settlement Date.

"Loss Horizon Ratio" equals the total sales giving rise to Programme Receivables for Exide Funding for the Loss Horizon divided by the Outstanding Balance of Programme Receivables as of the end of the most recent month.

"Loss Ratio" as of any date equals the highest 3 month average Default Ratio aggregate among all the Originator Agreements which has occurred in the 12 months immediately preceding such date.

"Loss Reserve" as of any Settlement Date will equal:

(PER minus DefR) x max(DYN,FLOOR) plus DefR

where:

DYN = (SFl x LR x LHR)

FLOOR = CF

Provided that the Loss Reserve shall never be less than an amount such that, when aggregated to the floor applicable to the Dilution Reserve is equal to the Euro Equivalent of Dollars 15,000,000.

where:

PER  =  The aggregate amount of Programme Eligible Receivables

DefR = The aggregate amount of Programme Eligible Receivables that are Defaulted Receivables (as defined in and aggregated among all Origination Agreements)

SF1 =   Stress Factor One = 2.25

LHR =   Loss Horizon Ratio

CF =    Concentration Floor = 17%

LR =    Loss Ratio

"Loss to Liquidation Ratio" as of any date, is equal to the ratio (expressed as a percentage) of (i) the Dollar Equivalent of the aggregate Outstanding Balance of all Receivables that were written off by Exide Funding or each Originator during the twelve month period most recently ended prior to such date to (ii) the aggregate amount of such total sales giving rise to Receivables less the Dollar Equivalent of the total Diluted Receivables during such twelve month period.

"Mandatory Cost Rate" has the meaning ascribed to that term in the Facilities Agreement.

"Margin" means 3,75% per annum.

"Offer Date" means, initially, the Initial Offer Date and, thereafter, each Daily Purchase Date in respect of Daily Purchases or each Determination Date in respect of Funded Purchases.

"Onward Buyer Account" means each account in the name of the Buyer with Citibank, the details of which are set out in Schedule 10, or (with the prior written consent of the Operating Agent) such other account at such bank as the Buyer may utilise for the purpose of this Agreement and designated as a Onward Buyer Account.

"Origination Agreement" means as of any time each agreement pursuant to which a member of the Exide Europe Group sells trade receivables originated in the ordinary course of business of such member company and which has been designated from time to time as such by the Operating Agent. Until and unless a designation has been made by the Operating Agent to the contrary, the Origination Agreements shall consist of, (i) for France, (a) this Agreement, and (b) the Receivables Subrogation Agreement, (ii) for the United Kingdom, the Receivables Sale Agreement dated as of the date hereof between CMP Batteries Limited, Exide (Dagenham) Limited, Fulmen (U.K.) Limited and Deta UK Limited (the "U.K. Sellers"), the Offer Agent, the Buyer and the Operating Agent (the "U.K. RSA"),
(iii) for Spain, the Receivables Sale Agreement dated as of the date hereof between Sociedad Espanola del Acumulador Tudor, S.A. and Fulmen Iberica, S.L. (the "Spanish Sellers"), the Buyer, the Offer Agent and the Operating Agent (the "Spanish RSA"), (iv) for Italy, (a) the Receivables Purchase Agreement dated 3 June 1997 (as amended on the date hereof) between Exide Italia S.p.A (the "Italian Seller"), Archimede Securitisation s.r.l., the Offer Agent and the

Operating Agent (the "Italian RSA") and (b) the Onward Sale Agreement dated as of the date hereof between Archimede Securitisation s.r.l., the Buyer, the Offer Agent and the Operating Agent (the "Italian OSA"), and (v) for Germany, the German Receivables Sale Agreement dated as of the date hereof between Exide Automotive Batterie GmbH, Hagen Batterie AG, Deutsche Exide GmbH, Deutsche Exide Standby GmbH (the "German Sellers"), the Buyer, the Offer Agent and the Operating Agent (the "German RSA").

"Originator" means each of CEAC, Compagnie Europeenne d'Accumulateurs S.A.S. and any Additional Originator (as this term is defined in the Receivables Subrogation Agreement and "Originator" means one of the Originators).

"Outstanding Balance" of any Receivable at any time means the then unpaid face amount thereof (including VAT) (except for purposes of determining the Default Ratio, where the unpaid face amount of any Paid Receivable which has been, or would be, written off or provided for in the applicable Originator's books as uncollectible in accordance with the Credit and Collection Policy shall be deemed to be zero).

"Paid Receivable" means a Receivable (whether or not an Eligible Receivable) purchased or purported to be purchased by the Buyer under this Agreement.

"Person" means an individual, partnership, company, body corporate, corporation, trust, unincorporated association, joint venture, government, or governmental body or agency or other entity.

"Programme" means the revolving sale of trade receivables originated by certain Subsidiaries of Exide Europe and the funding of such revolving sale pursuant to the funding arrangements established in relation to the Receivables Subrogation Agreement.

"Programme Amortisation Event" means any Early Amortisation Event under each other Origination Agreement other than an Early Amortisation Event of the type described in any of paragraphs (5), (7), (10), (11) or (12) of the definition of "Early Amortisation Event" hereunder;

"Programme Costs" comprise (i) the Facility Fee and (ii) all other fees as set out in the Fees Letter.

"Programme Default Ratio" as of any date, is equal to the weighted average of the Default Ratios calculated among all Origination Agreements;

"Programme Dilution Ratio" as of any date, is equal to the weighted average of the Dilution Ratios calculated among all Origination Agreements.

"Programme Eligible Receivables" means, on any Settlement Date, the aggregate Dollar Equivalent of the Outstanding Balance of Eligible Receivables (as that term is defined in each Origination Agreement), aggregated among all Origination Agreements which are Paid Receivables and which are to become Paid Receivables (as such term is defined in each Origination Agreement) on such Settlement Date.

"Programme Loss to Liquidation Ratio" as of any date, is equal to the weighted average of the Loss to Liquidation Ratios calculated among all Origination Agreements.

"Programme Receivables" means the aggregate Dollar Equivalent of Receivables (as defined in and aggregated among all Origination Agreements), aggregated among all Origination Agreements.

"Programme Reserves" means the Reserves aggregated among all Origination Agreements.

"Programme Sellers" means collectively, all of the Affiliates of Exide Europe designated as Sellers or Originators pursuant to all of the Origination Agreements.

"Proportionate Share" equals, at any time, in respect of Exide Funding, the result of the formula: the Dollar Equivalent of all Eligible Receivables which are Paid Receivables from Exide Funding, divided by the Dollar Equivalent of all Eligible Receivables which are Paid Receivables;

"Purchase" means a purchase or purported purchase by the Buyer of a Group of Receivables from Exide Funding pursuant to this Agreement.

"Purchase Date" means each Programme Business Day on which a Daily Purchase takes place, and each Settlement Date on which a Funded Purchase takes place, in both cases, occurring before the Termination Date on which there is a Purchase of Receivables as contemplated by this Agreement.

"Purchase Price" means, either, as the case may be a Receivables Funded Purchase Price or a Receivables Daily Purchase Price.

"Quarterly Settlement Date" means initially, the first Settlement Date falling in September 2002 and, thereafter, until the Termination Date, the first Settlement Date falling in the calendar month following the calendar month of the immediately preceding Quarterly Settlement Date;

"Rating Agencies" means Standard & Poor's Ratings Group, a division of the McGraw-Hill Companies Inc. and Moody's Investors Service, Inc.

"Receivable" means the indebtedness (including VAT) owed or which will become owed by any Designated Account Debtor under a Contract arising from a sale or contract of sale of merchandise or provision or contract of provision of services by each Originator and representing part or all of the sale price of such merchandise or services and includes the right to payment of any interest or finance charges and other obligations of such Designated Account Debtor with respect thereto.

"Receivables Daily Purchase Price" in respect of Receivables comprised in a Group of Receivables purchased on a Daily Purchase Date an amount in Euro equal to the Outstanding Balance of such Receivables less the Discount as determined on the Settlement Date following immediately the end of the Reference Period in which falls the Daily Purchase.

"Receivables Funded Purchase Price" means, in respect of a Group of Receivables purchase on a Settlement Date pursuant to a Funded Purchase, an amount equal to the Outstanding Balance of the Receivables proposed for transfer as at the proposed Purchase Date less the Discount, as calculated by the Operating Agent on such date.

"Reference Banks" means the principal London offices of Citibank, N.A., Barclays Bank PLC and the Royal Bank of Scotland plc or such other banks as may be determined by the Operating Agent on such date.

"Reference Date" means each Friday or any other day as may be agreed from time to time between the Offer Agent (on behalf of Exide Funding) and the Operating Agent).

"Related Security" means with respect to any Receivable all of Exide Funding's and each Originator's interest in any goods and work in progress (including returned or repossessed goods and work in progress) relating to the sale creating such Receivable, and all insurance policies, security, deposits, guarantees, indemnities, letters of credit, bills of exchange, cheques, other negotiable instruments, warranties, retention of title and other agreements and arrangements not created or made by the Buyer supporting or securing payment of such Receivable.

"Relevant Date" means the earlier of:

(1) the date on which all Capital of all Groups of Receivables is reduced to zero; and

(2) the date on which the Outstanding Balance of all Paid Receivables is reduced to zero.

"Relevant Documents" means this Agreement, the Receivables Subrogation Agreement, the CEAC Collection Account Bank Mandate, Exide Collection Account Bank Mandate, Exide Funding Master Account Bank Mandate, CEAC Purchase Account Bank Mandate, CEAC Non-Transaction Account Bank Mandate, the Exide Collection Account Bank Mandate, the Commitment Letter, the Accord de Gage-Especes, the Limited Recourse Loan Agreement, the Amended Cash Collateral Reserve Agreement, the Letter of Undertaking and the Fees Letter.

"Reserves" means as of any date, the Dollar Equivalent of the Proportionate Share of the sum of the Loss Reserve, the German Excess Loss Reserve, the Dilution Reserve, the Special Dilution Reserve, the Yield Reserve and the Foreign Currency Reserve.

"Screen Rate" means the British Bankers' Association Settlement Rate for one week Dollar displayed on the appropriate page of Telerate Screen. If the agreed page is replaced or service ceases to be available, the Operating Agent may specify another page or service displaying the appropriate rate.

"Security Interest" means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

"Servicer" means at any time the Person then authorised pursuant to this Agreement to service, administer and collect Paid Receivables.

"Settlement Date" means initially, the Effective Date, and thereafter, each Thursday (or such other day as may be agreed from time to time between the Offer Agent (on behalf of Exide Funding) and the Operating Agent); provided that in relation to a Thursday falling in a Specified Bank Holiday Period, the Settlement Date shall be the Thursday immediately succeeding such Thursday and provided further that, if any such day is not a Programme Business Day, the Settlement Date shall be the next succeeding Programme Business Day. "Settlement Period" means any period beginning on (and including) a Settlement Date and ending on (but excluding) the next following Settlement Date.

"Settlement Statement" means a statement, as of any Settlement Date, prepared by the Operating Agent substantially in the form of Schedule 3 showing, (amongst other things) the amount of Receivables purchased by the Buyer during the last Settlement Period.

"Specified Bank Holiday Period" means the relevant calendar week:

(a)  in which the 25th of December falls;

(b)  in which Easter falls; and

(c)  in which the 15th of August falls.

"Special Dilution Reserve" means:

(a) on each Settlement Date other than that falling immediately prior to a Deemed Settlement Date, an amount equal to the percentage, set opposite such Settlement Date in Schedule 9, of the Programme Eligible Receivables on such date (including any Eligible Receivables sold or transferred on such date under or pursuant to each Origination Agreement); and

(b) on each Settlement Date falling immediately prior to a Deemed Settlement Date, an amount determined by the Operating Agent (acting reasonably) as a reserve to cover the estimated excess of Collections to be received over Receivables which may be generated under all Origination Agreements during the two successive Reference Periods immediately succeeding such Settlement Date (such amount to be notified by the Operating Agent to the Offer Agent on the Determination Date immediately preceding such Settlement Date), provided however that the Special Dilution Reserve determined in paragraph (a) or (b) above may be adjusted from time to time by the Operating Agent (acting reasonably) as a reserve to cover the estimated excess of Collections received over Receivables generated based on recent history of Collections' and Receivables' generation and any expected change in the sales pattern of any Seller (including, without limitation, a reduction of the number of Designated Account Debtors and a reduction of sales to designated Account Debtors) (such adjustment amounts to be notified by the Operating Agent to the Offer Agent on the Determination Date immediately preceding such Settlement Date).

"Spot Rate" means, as of any Purchase Date, the spot rate utilised under the Currency Exchange Agreement, as determined for such Purchase Date.

"Subsidiary" means in relation to a company or corporation, a company or corporation:

(i) which is controlled, directly or indirectly, by the first-mentioned company or corporation; or

(ii) more than half the issued share capital of which is owned, directly or indirectly, by the first-mentioned company or corporation; or

(iii) which is a subsidiary of another subsidiary of the first-mentioned company or corporation and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"Summary Report" means a report as of each Determination Date or more frequently if requested by the Operating Agent, substantially in the form of Schedule 4, furnished by Exide Funding to the Operating Agent pursuant to Clause 11(F). Unless otherwise requested by the Operating Agent, such Summary Report shall include, in computer-readable form, the reporting file generated by Enigma in respect of Paid Receivables.

"Summary Report Date" means each Determination Date or such other dates as the Operating Agent may request.

"TARGET" means the Trans-European Automated Real-time Gross Settlement Express Transfer Payment System.

"TARGET Day" means any day on which TARGET is open for the settlement of payments in Euro.

"Temporary Adjustment Account" means the sub-account in the name of Exide Funding with Citibank, N.A. London Branch and utilised for the purposes set out in Clause 12(C), under the account number 60918971.

"Termination Date" means the earliest to occur of (1) 15 February 2004, (2) an Early Amortisation Event and (3) the US DIP Facility Termination Date.

"Turnover Rate" means, as of any Purchase Date, the average of each of the three most recently ended months of the Dollar Equivalent of the aggregate outstanding balance of Paid Receivables (aggregated among all Origination Agreements) as of the last day of each such month, over the average or each of the three most recently ended months of the total sales giving rise to Programme Receivables as of the last day of each such month.

"US DIP Facility Agreement" means the $250,000,000 secured superior priority debtor in possession credit agreement entered into on 15 April 2002 between Exide Technologies and certain of its Subsidiaries as debtors and debtors-in-possession, Citicorp USA, Inc. as Administrative Agent, Collateral Monitoring Agent and Arranger, Salomon Smith Barney Inc. as Sole Book Manager and Lead Manager and the lenders and issuers from time to time party thereto.

"US DIP Facility Termination Date" has the meaning given to "Scheduled Termination Date" in the US DIP Facility Agreement.

"Weighted Average Term" means the weighted average term of all Paid Receivables (as defined in the related Origination Agreements), calculated on the basis of the formula: (original stated payment term of each invoice x amount of such invoice)/invoice amount

"Withdrawal" has the meaning given to such term in the Receivables Subrogation Agreement.

"Yield" will be calculated on the first Purchase Date and on each Settlement Date thereafter on the basis of the outstanding Capital as at such dates times the Yield Rate divided by 365 times the number of days elapsed in the relevant Interest Period.

"Yield Rate" means the percentage rate per annum which is the aggregate of the applicable (i) Margin, (ii) LIBOR and (iii) Mandatory Cost Rate (if any).

"Yield Reserve" means, as of any Settlement Date, an amount equal to the sum of
(a) the product of (i) the Programme Eligible Receivables less the Defaulted Receivables (aggregated among all Origination Agreements) and (ii) the Yield Reserve Rate and (b) the product of (i) the Dollar Equivalent of the Outstanding Balance of all Paid Receivables (as aggregated among all Origination Agreements) and (ii) 0.75% (substitute servicer reserve).

"Yield Reserve Rate" means as of any Settlement Date, the product of (1) two times the Turnover Rate for such date and (2) the sum of (a) 1 month LIBOR times
1.5 plus the Margin plus the Mandatory Costs Rate (if applicable); (b) the Currency Exchange Costs; (c) the Facility Fee; and (d) the other Fees set out in the Fees Letter.

(C) This Agreement: Any reference to "this Agreement" or any other agreement or document shall, unless the context otherwise requires, include this Agreement or, as the case may be, that other agreement or document as from time to time amended, supplemented or novated, and any document which amends, supplements or novates this Agreement or, as the case may be, that other agreement or document. Any reference to Clauses or paragraphs in this Agreement is, subject to any contrary indication, a reference to a Clause or paragraph in this Agreement.

(D) Origination Agreement: All references in this Agreement to terms defined in the Receivables Subrogation Agreement where the same defined term is not used in any applicable Origination Agreement, be deemed to refer to the equivalent term in such Receivables Subrogation Agreement(s).

(E)  Headings: Headings shall be ignored in construing this Agreement.

(F) Time: Save where the contrary is indicated, any reference in this Agreement to a time of day (including opening and closing of business hours) shall be construed as a reference to London time.

(G) Time of Essence: Time shall be of the essence in this Agreement and all documents delivered pursuant to the terms of this Agreement, subject to the prior waiver of such timing by the affected party.

(H) Third Party Rights: A person who is not party to this Agreement will have no rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any terms of this Agreement.

(I) Limited Recourse Provisions under Facilities Agreement and Currency Exchange Agreement: Any amount payable hereunder by reference to amounts payable by the Buyer under the Facilities Agreement and the Currency Exchange Agreement shall be due and payable irrespective of whether the Buyer is liable to pay such amounts as a result of the limited recourse provisions contained in the Facilities Agreement or the Currency Exchange Agreement.

2.   FACILITY

     On the terms and conditions set out in this Agreement, Exide Funding shall offer to the Buyer and the Buyer shall, subject in both cases, to the condition of this Agreement (including for the avoidance of doubt, Clause 3 below), purchase at a discount from Exide Funding, full title and ownership in and to all Receivables over Designated Account Debtors.

3.   CONDITIONS PRECEDENT

(A) To Initial Purchase: The Letter of Offer in relation to the proposed Initial Purchase may only be accepted subject to the condition precedent that the Operating Agent receives on or before the date of such Initial Purchase the documents and information specified in Schedule 5, each in form and substance satisfactory to the Operating Agent.

(B) To All Funded Purchases: Each Settlement Letter of Offer relating to a Funded Purchase (including the Initial Purchase) may only be accepted if the following conditions precedent are satisfied or waived by the Operating
     Agent:

     (1) On each Settlement Date the following statements must be true and correct (and Exide Funding will be deemed to have so certified on such date that):

          (a) the representations and warranties of Exide Funding contained in this Agreement are true and correct on and as of such day as though made on such day and by reference to the then existing circumstances;

          (b) Exide Funding has delivered (or caused to be delivered) such directors' certificates as may be required by the Operating Agent as to Exide Funding's solvency and each Originator's solvency (which certificate may be signed by a director of each applicable Originator);

          (c) after the proposed Purchase the Outstanding Balance of Paid Receivables would be at least equal to the sum of (i) aggregate outstanding Capital and (ii) applicable Reserves in relation to outstanding Capital;

          (d) there has been no Early Amortisation Event which has not been waived by the Operating Agent in writing;

          (e) in respect of the Purchase of Receivables whose Designated Account Debtors are resident in a European Union jurisdiction other than in France, after the proposed Purchase, Capital in respect of such Paid Receivables which are Eligible Receivables does not exceed 15% of the Capital in respect of all Paid Receivables;

          (f) there has been no sale by Exide Funding of any of its Receivables out of the ordinary course of its business without the prior written consent of the Operating Agent;

          (g) after the proposed Purchase, the Programme Capital would not exceed the Facility Limit; and

          (h) the conditions precedent to any subrogations of Receivables to Exide Funding under the Subrogation Receivables Agreement have been satisfied.

     (2) On each Determination Date relating to a Settlement Date Exide Funding shall have delivered (or caused to be delivered) to the Operating Agent an Accounts Receivable Listing.

     (3) On or prior to each Settlement Date, Exide Funding shall have complied with all of its applicable reporting and other obligations under this Agreement, unless any such failure to comply has been waived by the Operating Agent in respect of such Settlement Date.

     (4) The Operating Agent has received such other approvals, legal opinions or documents as the Operating Agent may reasonably request.

     (5) The Buyer is able to obtain appropriate funds from its currency swap counterparty under the Currency Exchange Agreement.

     (6) On each Settlement Date, the Settlement Letter of Offer delivered to the Operating Agent includes any and all Receivables, which have not been transferred to the Buyer during the Reference Period immediately preceding the Determination Date relating to the said Settlement Date due to adjustment to the relevant Accounts Receivables Listings made in accordance with Clause 4 of the Receivables Subrogation Agreement.

     (7) On each Settlement Date, the Offer Agent on behalf of Exide Funding will deliver to the Operating Agent (or as the Operating Agent may direct) a Settlement Letter of Offer specifying the Receivables to be offered for sale on such date.

     (8) On each Settlement Date the Operating Agent shall have established the Yield, applicable Proportionate Share of Programme Costs and applicable Reserves required for the previous Reference Period.

     (9) On or prior to each Quarterly Settlement Date, the Operating Agent has received a Director's Certificate from each Originator.

(C) To All Daily Purchases: Each Daily Letter of Offer relating to a Daily Purchase may only be accepted if subject to the following conditions precedent are satisfied or waived by the Operating Agent:

     (1) On each Daily Purchase Date the following statements must be true and correct (and Exide Funding will be deemed to have so certified on such date that):

          (a) the representations and warranties of Exide Funding contained in this Agreement are true and correct on and as of such day as though made on such day and by reference to the then existing circumstances;

          (b) Exide Funding has delivered (or caused to be delivered) such directors' certificates as may be required by the Operating Agent as to Exide Funding's solvency and each Originator's solvency (which certificate may be signed by a director of each applicable Originator);

          (c) there has been no Early Amortisation Event which has not been waived by the Operating Agent in writing;

          (d) in respect of the Purchase of Receivables whose Designated Account Debtors are resident in a European Union jurisdiction other than in France, after the proposed Purchase, Capital in respect of such Paid Receivables which are Eligible Receivables does not exceed 15% of the Capital in respect of all Paid Receivables;

          (e) there has been no sale by Exide Funding of any of its Receivables out of the ordinary course of its business without the prior written consent of the Operating Agent;

          (f) the conditions precedent to any subrogations of Receivables to Exide Funding under the Subrogation Receivables Agreement have been satisfied.

     (2) On or prior to each Daily Purchase Date Exide Funding shall have delivered (or caused to be delivered) to the Operating Agent a Daily Accounts Receivable Listing.

     (3) On or prior to each Daily Purchase Date Exide Funding shall have complied with all of its applicable reporting and other obligations under this Agreement, unless any such failure to comply has been waived by the Operating Agent in respect of such Daily Purchase Date.

     (4) The Operating Agent has received such other approvals, legal opinions or documents as the Operating Agent may reasonably request.

     (5) On each Daily Purchase Date, the Receivables Daily Purchase Price for the Group of Receivables proposed for Sale on such date does not exceed the Available Reinvestment Funds (as this is defined in Clause 4 of the Receivables Subrogation Agreement) on opening of business on the relevant Daily Purchase Date.

     (6) On each Daily Purchase Date, the Offer Agent on behalf of Exide Funding will deliver to the Operating Agent (or as the Operating Agent may direct) a Daily Letter of Offer specifying the Receivables to be offered for sale on such date.

4.   PURCHASES

(A) Making Daily Purchases: On each Daily Purchase Date, the Offer Agent on behalf of Exide Funding will, by 11:00 a.m., London time, deliver to the Operating Agent acting on behalf of the Buyer, a Letter of Offer by facsimile (and shall send the original Letter of Offer to the Operating Agent by ordinary post on the date it is delivered by facsimile) substantially in the form of Schedule 6, Part 2 ("Daily Letter of Offer") identifying (inter alia) the Purchase Date, the Receivables to be sold, the then Outstanding Balance of Receivables (if any).

(B) Offer and Acceptance relating to a Daily Purchase: The delivery of the Daily Letter of Offer by facsimile shall be irrevocable and will constitute an offer to sell to the Buyer each of the Receivables and the Related Security with respect thereto, designated pursuant to Clause 4(D). The Buyer will accept the Daily Letter of Offer with respect to all the Receivables referred to in the Daily Letter of Offer by verbal acceptance of the offer followed by payment of the Receivable Daily Purchase Price on the Settlement Date following immediately the end of the Reference Period in which falls the Daily Purchase Date on which the Group of Receivables has been assigned. Such method of acceptance will constitute:

     (1)  acceptance of the offer;

     (2) the transfer to the Buyer of title and ownership in and to those Receivables and the Related Security with respect to those Receivables, provided that such transfer shall occur immediately after Exide Funding has acquired title and ownership in and to those Receivables and the Related Security with respect to those Receivables pursuant to the Receivables Subrogation Agreement; and

     (3) an undertaking by the Buyer to pay the Receivable Daily Purchase Price pursuant to Clause 4(C) below on the Settlement Date following immediately the end of the Reference Period in which falls the Daily Purchase Date on which falls the Group of Receivables has been assigned.

     Following such acceptance, in accordance with this Clause 4(B), Exide Funding shall not concern itself as to whether the Buyer has received instructions from the Operating Agent in relation to such acceptance.

(C) Covenant for Payment in respect of Receivables which are purchased pursuant to a Daily Purchase: When the Buyer accepts a Daily Letter of Offer, in consideration of the sale and assignment by Exide Funding of Receivables pursuant to a Daily Purchase (which Receivables have been automatically assigned in equity pursuant to Clause 4(B) above), the Buyer shall (subject to the conditions set out in Clause 3 above), on each Settlement Date falling at the end of the Reference Period during which such Group of Receivables has been purchased and if such Daily Purchase Date is a Settlement Date on such Settlement Date, first, notify the Offer Agent on behalf of Exide Funding of the Receivables Daily Purchase Price (the computation of the Receivables Daily Purchase Price by the Operating Agent shall, in the absence of manifest error, be deemed to be conclusive) and, secondly, pay in full the Receivables Daily Purchase Price (as calculated by the Operating Agent) in respect of such Group of Receivables to the account specified in Clause 7(C).

(D) Making Funded Purchases: On each Determination Date immediately preceding a Settlement Date, the Operating Agent (on behalf of the Buyer) shall, in respect of any Group of Receivables which the Offer Agent on behalf of Exide Funding has notified the Operating Agent that Exide Funding proposes to offer to sell, notify the Offer Agent on behalf of Exide Funding of the Receivables Funded Purchase Price of such Group of Receivables. The Offer Agent on behalf of Exide Funding will, by 11:00 a.m., London time, on the Settlement Date, deliver to the Operating Agent acting on behalf of the Buyer a Letter of Offer by facsimile (and shall send the original Letter of Offer to the Operating Agent by ordinary post on the date it is delivered by facsimile) substantially in the form of Schedule 6, Part 1 ("Settlement Letter of Offer") identifying (inter alia) the Settlement Date, the Receivables to be sold, the then Outstanding Balance of Receivables (if any). The computation of the Receivables Funded Purchase Price by the Operating Agent shall, in the absence of manifest error, be deemed to be conclusive.

(E) Offer and Acceptance relating to a Funded Purchase: The delivery of the Settlement Letter of Offer by facsimile on a Determination Date shall be irrevocable and will constitute an offer to sell to the Buyer each of the Receivables and the Related Security with respect thereto, designated pursuant to Clause 4(D), for the Receivables Funded Purchase Price as set out in the Settlement Letter of Offer. The Buyer may, at its discretion, accept such Settlement Letter of Offer with respect to all the Receivables referred to in such Settlement Letter of Offer by either (i) payment in full of the Receivables Funded Purchase Price or (ii) verbal acceptance of the offer followed as soon as practicable on such date, in accordance with Clause 4(F) below, by payment in full of the Receivables Funded Purchase Price. Either method of acceptance will constitute:

     (1)  acceptance of the offer; and

     (2) the transfer to the Buyer of title and ownership in and to those Receivables and the Related Security with respect to those Receivables, provided that such transfer shall occur immediately after Exide Funding has acquired title and ownership in and to those Receivables and the Related Security with respect to those Receivables pursuant to the Receivables Subrogation Agreement.

     Following such acceptance in accordance with this Clause 4(E), Exide Funding shall not concern itself as to whether the Buyer has received instructions from the Operating Agent in relation to such acceptance.

(F) Receivables Funded Purchase Price: The Buyer shall pay in full the Receivables Funded Purchase Price on the Settlement Date to Exide Funding's account specified in Clause 7(C).

(G) Determination of Purchased Receivables: No later than 11:00 a.m. on the Initial Offer Date and thereafter on each Daily Purchase Date and on each Determination Date immediately preceding a Settlement Date, the Offer Agent, on behalf of Exide Funding, will deliver to the Operating Agent (or as the Operating Agent may direct) the Daily Accounts Receivable Listing or the Accounts Receivable Listing generated in relation to such Daily Purchase Date or Settlement Date (as applicable) specifying, inter alios:

     (1)  on the Initial Offer Date:

          (i)   each Designated Account Debtor; and

          (ii) each Receivable which may be the subject of the Settlement Letter of Offer to be delivered by the Offer Agent on the immediately following Purchase date;

          (iii) each such Receivable which is an Eligible Receivable; and

          (iv) the Outstanding Balance of each Receivable which is an Eligible Receivable as at (but excluding) the Initial Reference Date and the Originator thereof;

     (2)  on each Daily Purchase Date:

          (i)   each Additional Designated Account Debtor;

          (ii) each Receivable which may be the subject of the Daily Letter of Offer to be delivered by the Offer Agent on such date; and

          (iii) each such Receivable which is an Eligible Receivable; and

          (iv) the Outstanding Balance of such Receivables as at such Subrogation Date;

     (3)  on each subsequent Determination Date:

          (i)   the relevant Reference Date;

          (ii) each Receivable which is the subject of the Settlement Letter of Offer to be delivered by the Offer Agent on the immediately following Settlement Date;

          (iii) each of such Receivables which is an Eligible Receivable; and

          (iv) the Outstanding Balance of such Receivables which are Eligible Receivables as at (but excluding) the Reference Date immediately preceding such Determination Date.

(H) Records: On or prior to each Daily Purchase Date and Determination Date, the Offer Agent on behalf of Exide Funding will at Exide Funding's expense deliver to the

     Operating Agent (or as the Operating Agent may direct) the Accounts Receivable Trial Balance generated on or in relation to such Daily Purchase Date or Settlement Date, identifying the Receivables designated pursuant to Clause 4(G).

(I) Perfection: Subject to Clause 13, each of Exide Funding, the Offer Agent and the Buyer will take all such steps and comply with all such formalities as may be required to perfect or more fully to evidence or secure title to the Receivables assigned (or purported to be assigned) pursuant to Clause 4.

(J) Delegation of Powers of Operating Agent: The Operating Agent hereby delegates to the Offer Agent and to Exide Funding all of its obligations under this Clause 4, which delegation the Offer Agent and Exide Funding irrevocably accepts. The Offer Agent on behalf of Exide Funding shall notify the Operating Agent of all calculations made by it under this Clause
     4. The Operating Agent may revoke this delegation in writing at any time. While Exide Funding continues to have delegated powers pursuant to this Clause 4(J), it may sub-delegate such obligations to the Originator to which the Operating Agent has delegated its obligations under the Receivables Subrogation Agreement; provided that any such sub-delegation shall immediately be deemed to be revoked at the time that the Operating Agent revokes its delegation under the Receivables Subrogation Agreement to such Originator.

5.   COLLECTIONS AND SETTLEMENT

(A) Collection of Receivables: (1) Prior to an Early Amortisation Event on each day the Servicer shall as described in Clause 12(B) set aside and hold in trust for the Buyer all Collections of Paid Receivables on such day, provided that the Servicer can advance Withdrawals, acting for itself and not as trustee, and (2) the Operating Agent shall issue a Settlement Statement to Exide Funding within two Business Days after each Settlement Date in relation to the Settlement Period which ended on that Settlement Date.

(B) Settlement Procedures prior to Termination Date: Prior to the Termination Date the procedures described in this Clause 5(B) will be applicable:

     (1)  On each Determination Date the Operating Agent shall calculate:

          (a)  Capital as at the forthcoming Settlement Date;

          (b) Yield and Programme Costs in respect of the Capital as at the forthcoming Settlement Date;

          (c) the Reserves and the Programme Reserves required in respect of that Settlement Period commencing on the next following Settlement Date; and

          (d)  Proportionate Share of the applicable Reserves.

     (2) On each Settlement Date the Operating Agent shall cause to be paid from the Onward Buyer Account:

          (a) to the Buyer, Yield and Programme Costs in respect of the Interest Period ending on that Settlement Date, provided that such amounts have not been paid otherwise;

          (b) to Exide Funding, the Receivables Funded Purchase Price and the aggregate Receivables Daily Purchase Price (as the case may be) in respect of all Paid Receivables;

          (c) to the Buyer, such amounts as determined by the Operating Agent as are required to repay Programme Capital and result in the Programme Reserves being equal to the amount calculated pursuant to Clause 5(B)(1)(c); and

          (d) to Exide Funding, all Collections standing to the credit of the Onward Buyer Account after payment of the amounts set forth in
               (a) (if applicable), (b) and (c) above by way of deferred purchase price for the Paid Receivables.

     (3) On each Settlement Date, the Operating Agent shall calculate the Reserves required in respect of that Settlement Period commencing on that Settlement Date.

(C) Settlement Procedures after Termination Date: On the Termination Date and each day thereafter, the procedures described in this Clause 5(C) will be applicable for all Paid Receivables:

     (1) On each Settlement Date the Operating Agent shall cause to be paid from the Onward Buyer Account to the Buyer all amounts standing to the credit of the Onward Buyer Account.

     (2) When the Operating Agent notifies the Servicer that Capital has been reduced to zero and all Yield, Programme Costs and other fees due under this Agreement (including the fees payable under the Fees Letter) have been paid in full, then an amount equal to any future Collections on Receivables shall be remitted by the Buyer to Exide Funding by way of deferred purchase price for all of the Paid Receivables.

(D)  Adjustments and Allowances:

     (1)  If on any day the Outstanding Balance of any Paid Receivable is either
          (a) reduced or adjusted as a result of any defective, rejected, repossessed or returned goods or services or any cash discount (whether commercial, financial or otherwise), rebate or other adjustment made by the Originator or Exide Funding or any other Person, or (b) reduced or cancelled as a result of a set off or by agreement in respect of any claim by the Designated Account

          Debtor thereof against the Originator, Exide Funding or any other Person (whether such claim arises out of the same or another transaction) (including without limitation any change in the due date for payment of any Paid Receivable otherwise than with the prior consent of the Operating Agent), Exide Funding will be deemed to have received on such day a Collection of such Paid Receivable in the amount of such reduction, adjustment or cancellation and shall credit such amount to the relevant Onward Buyer Account by way of indemnity.

     (2) If on any day any of the representations or warranties in Clause 8 is no longer true with respect to a Paid Receivable, Exide Funding will be deemed to have received on such day a Collection of such Paid Receivable equal to its original Outstanding Balance less any Collections previously received with respect thereto and shall credit to the relevant Onward Buyer Account an amount equal to such deemed Collection by way of indemnity.

     (3) If any Purchased Receivable express to be an Eligible Receivables in an Account Receivables Listing at the time of Purchase, on the date such fact becomes known to Exide Funding, Exide Funding will be deemed to have received a Collection of such Purchased Receivable equal to its original Outstanding Balance less any Collections previously received with respect thereto and shall credit to the Onward Buyer Account an amount equal to such deemed Collection by way of indemnity.

     (4) If, following any payment in respect of a deemed Collection of a Paid Receivable pursuant to Clause 5(D)(1),(2) or (3) above, the Buyer shall receive any further Collections in respect of such Paid Receivable, the Buyer shall (provided no Termination Date has yet occurred) pay to Exide Funding an amount or amounts equal to such further Collections by way of repayment of indemnity.

(E) Application of Collections: Any payment by a Designated Account Debtor in respect of any indebtedness owed by it to an Originator or Exide Funding and any credits, in respect of defective, rejected, repossessed or returned goods or other non cash items of a Designated Account Debtor will, except as otherwise specified in writing by such Designated Account Debtor or otherwise required by contract or law and unless otherwise instructed by the Operating Agent, be applied as a Collection of Paid Receivables of such Designated Account Debtor, in the order of the age of such Paid Receivables, starting with the oldest such Paid Receivables, to the extent of any amounts then due and payable thereunder before being applied to or in respect of any other indebtedness of such Designated Account Debtor.

6.   FEES, COSTS AND TAXES

(A) Servicer Fees: Until the later of the Termination Date and the Relevant Date, for any period during which Exide Funding or an Affiliate of Exide Funding is not the

     Servicer, Exide Funding will pay the Buyer, upon the demand of the Operating Agent, a servicing fee as determined by the Operating Agent but not exceeding 110% of the fees, costs and expenses, plus value added tax (if applicable), charged by the substitute Servicer incurred in performing such function.

(B) Costs and Expenses: Exide Funding agrees to pay on demand of the Operating Agent all reasonable costs and expenses incurred by the Buyer or the Operating Agent in connection with the preparation, execution and delivery of this Agreement and the other documents to be delivered pursuant to this Agreement or in connection therewith, such costs and expenses to include, without limitation, the reasonable fees and out-of-pocket expenses of legal advisers (plus VAT thereon) to the Buyer and the Operating Agent with respect thereto and with respect to advising the Buyer and the Operating Agent as to their respective rights and remedies under this Agreement, and all costs and expenses, if any (including legal fees and expenses plus VAT thereon), in connection with the enforcement of this Agreement, the other documents to be delivered pursuant to this Agreement or in connection therewith and the Paid Receivables. The Buyer and the Operating Agent agree to take reasonable steps, consistent with the protection of their respective interests under this Agreement, to mitigate their costs and expenses in connection with the enforcement of this Agreement, the other documents to be delivered pursuant to this Agreement and the Paid Receivables.

(C) Duties and Taxes: In addition, Exide Funding will pay on demand of the Operating Agent any sales, excise, registration and other taxes, duties and fees payable in connection with the execution, delivery, filing or recording of this Agreement or any Purchases, assignment or reassignment of Receivables under or pursuant to this Agreement, or the other documents to be delivered under this Agreement or in any way connected with any transaction contemplated by this Agreement. Exide Funding agrees to indemnify the Operating Agent and the Buyer on demand of the Operating Agent against any liabilities with respect to or resulting from any delay in paying or omission to pay any such taxes, duties or fees.

(D) Computations: All computations of interest and fees shall be made on the basis of a year of 360 days for any currency other than Sterling and 365 days in the case of Sterling for the actual number of days (including the first but excluding the last day) elapsed.

(E) Computation of Time Periods: Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

7.   PAYMENTS AND COMPUTATIONS, ETC.

(A) Mechanics: All amounts to be paid to or deposited with the Operating Agent for its own account or for the account of the Buyer by Exide Funding and/or the Servicer under this Agreement shall be paid or deposited no later than 12:00 noon (local time in the place of payment) on the day when due in immediately available same day funds to the relevant account specified below.

(B) Currency: all amounts payable by Exide Funding under this Agreement to the Operating Agent for its own account or for the account of the Buyer shall be paid in Sterling or, where such payments relate to a Purchased Receivable, in the currency of such Purchased Receivable (or any other currency which is agreed from time to time between the Offer Agent and the Operating Agent). All amounts payable by the Buyer under this Agreement shall be paid in the currency specified herein and the Purchase Price amounts payable by the Buyer under this Agreement shall be paid in the currency of the Paid Receivables.

(C) Accounts: Any amounts payable under this Agreement shall be remitted to the following accounts:

     (1)  if to Exide Funding, Exide Funding Non-Transaction Account;

     (2)  if to the Buyer to the relevant Buyer Account; or

     (3) if to the Operating Agent for its own account, Account No. 1842358 (Sort Code 18-50-08) with Citibank, 336 Strand, London WC2R 1HB.

(D) Grossing Up: To the fullest extent permitted by law, Exide Funding (in each of its capacities under the Relevant Documents) will make all payments under this Agreement regardless of any defence or counterclaim. Further, if Exide Funding (in any of its capacities under the Relevant Documents) is compelled by law to make any deductions or withholdings from any payments pursuant to this Agreement including, without limitation, payments in respect of Receivables or Collections, Exide Funding will pay such additional amounts as may be necessary in order that the net amount received by the Operating Agent or the Buyer after such deductions or withholdings (including any required deduction or withholding on such additional amounts) will equal the amount that the Operating Agent or the Buyer (as appropriate) would have received had no such deductions or withholdings been made. Exide Funding will provide the Operating Agent with evidence satisfactory to the Operating Agent that it has paid such deductions or withholdings.

(E) Appropriation of Payments: Regardless of any appropriation by Exide Funding or the Servicer, the Operating Agent shall determine the appropriation of any payment to it for the account of the Buyer to any amount to be paid to or deposited with it for the account of the Buyer by Exide Funding and/or the Servicer under this Agreement.

8.   REPRESENTATIONS AND WARRANTIES OF EXIDE FUNDING AND EXIDE EUROPE

     Exide Funding (in each of its capacities under the Relevant Documents) and Exide Europe represents and warrants to the Buyer and the Operating Agent in each case in relation to the matters relating to itself, as of the Effective Date, as follows:

(A) Incorporation: Exide Funding and Exide Europe are companies duly incorporated and validly existing under the laws of their respective jurisdictions of incorporation or organisation.

(B) Exide Funding Power and Authority: Exide Funding has full power and authority to effect, and has taken all necessary action to authorise, the execution, delivery and performance by it of the Relevant Documents to which it is a party and all other instruments and documents to be delivered under this Agreement, and the transactions contemplated by this Agreement.

(C) Exide Europe Power and Authority: Exide Europe has full power and authority to effect, and has taken all necessary action to authorise, the execution, delivery and performance by it of the Relevant Documents to which it is a party and all other instruments or documents to be delivered under the Relevant Documents to which it is a party and the transactions contemplated by the Relevant Documents to which it is a party.

(D) Non-Violation: The execution, delivery and performance by Exide Funding and Exide Europe of the Relevant Documents to which it is a party and all other instruments and documents to be delivered pursuant to this Agreement and all transactions contemplated by the Relevant Documents to which it is a party:

     (1) do not contravene (a) Exide Funding's or Exide Europe's memorandum or articles of association (or analogous constitutive documents), (b) any law, rule or regulation applicable to Exide Funding or Exide Europe,
          (c) any material contractual restriction contained in any agreement or instrument binding on or affecting Exide Funding or its assets or Exide Europe or Exide Europe's assets, or (d) any order, writ, judgment, award, injunction or decree binding on or affecting Exide Funding, Exide Europe or any of Exide Funding's or Exide Europe's assets;

     (2) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of Exide Funding's or Exide Europe's assets or undertaking; and

     (3) will not constitute a breach of, nor give rise to any actual or potential event of default under, any Debt of any member of the Exide Europe Group, or under any document relating to such Debt.

(E) Consents: No consent, authorisation, approval, notice or filing is required (or, if required, which has not been obtained on a timely basis) for the due execution, delivery or performance by Exide Funding or Exide Europe of the Relevant Documents to which it is a party or any other document to be delivered in connection with the Relevant Documents to which it is a party or for the transactions contemplated by the Relevant Documents to which it is a party.

(F) Obligations Binding: (1) Each of the Relevant Documents to which it is a party constitutes the legal, valid, binding and enforceable obligation of Exide Funding.

(G) Accounts: The most recent audited annual accounts of each Originator, Exide Funding (if any) and Exide Europe, copies of which have been furnished to the Operating Agent, present a true and fair view of the financial condition of such Originator and its consolidated Subsidiaries (if any), Exide Funding and Exide Europe as at that date and the results of the operations of such Originator, those subsidiaries, Exide Funding and Exide Europe for the period ended on that date, all in accordance with generally accepted accounting principles consistently applied.

(H) No Material Adverse Change to Exide Funding: Since the date of its incorporation, there has been no change in the business or financial condition of Exide Funding which may materially adversely affect the ability of Exide Funding to perform its obligations under this Agreement.

(I) No Material Adverse Change to Exide Europe Group: Since the date of this Agreement, there has been no change in the business or financial condition of the Exide Europe Group which is reasonably likely to materially adversely affect the ability of Exide Europe to perform its obligations under the relevant Document to which it is a party.

(J) No Litigation: There are no actions, suits or proceedings current or pending, or to the knowledge of Exide Funding threatened, against or affecting Exide Europe, any Originator, Exide Funding or their Subsidiaries (if any), or any of their respective assets, in any court, or before any arbitrator of any kind, or before or by any governmental body, which may materially adversely affect the financial condition of Exide Europe, any Originator, Exide Funding or Exide Europe and their Subsidiaries taken as a whole or materially adversely affect the ability of Exide Funding to perform its obligations under the relevant Documents to which it is a party.

(K) No Immunity: In any proceedings taken in Jersey in relation to this Agreement or any such subrogation, Exide Funding will not be entitled to claim for itself or any of its assets immunity from suit, execution or other legal process.

(L) No Default: Neither Exide Funding nor any of its Subsidiaries is in default with respect to any order of any court, arbitrator or governmental body, excluding defaults with respect to orders of governmental agencies which are not material to the business or operations of Exide Funding, Exide Europe or any of its subsidiaries and would not materially adversely affect the ability of Exide Funding, Exide Europe or any of its subsidiaries to perform its obligations under the relevant Documents to which it is a party.

(M) No Adverse Claim: Each Receivable will, together with the Contract related thereto, at all times be owned by Exide Funding free and clear of any Adverse Claim except as provided in this Agreement, and upon each Purchase the Buyer will acquire full equitable and beneficial title and ownership to and of each Purchased Receivable, the

     Collections and the Related Security then existing or thereafter arising free and clear of any Adverse Claim except as provided in this Agreement.

(N) Performance of Contracts: All goods and services to which each Purchased Receivable relates have been delivered and performed, and all requirements of such Contract concerning the nature, amount, quality, condition or delivery of the goods or services, or upon which payment of the Purchased Receivable may be dependent, have been fulfilled in all material respects.

(O) Information: None of the information and reports (including but not limited to each portfolio profile and each Summary Report) furnished or to be furnished (whether by way of computerised data or otherwise) by Exide Funding (in any of its capacities under the Relevant Documents) or Exide Europe to the Operating Agent is inaccurate in any material respect (except as otherwise disclosed to the Operating Agent at the time of delivery) as of the date so furnished, or contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading (except that this representation and warranty shall be deemed not to have been breached to the extent that any such inaccuracy or material misstatement or omission is attributable directly, solely and exclusively to a demonstrable defect in Enigma).

(P) Place of Business: The registered office of Exide Funding is located at 22 Grenville Street, St. Helier, Jersey JE4 8PX, Channel Islands or at such other location(s) approved by the Operating Agent (such approval not to be unreasonably withheld or delayed).

(Q) Eligibility: Each Receivable, designated as an Eligible Receivables in a Letter of Offer, is an Eligible Receivable.

(R) Location of Books: The offices where Exide Funding keeps all its books, records and documents evidencing Receivables or the related Contracts are located at 5-7 Allee des Pierres Mayettes, 92636 Gennevilliers Cedex-France or at such other location(s) approved by the Operating Agent (such approval not to be unreasonably withheld or delayed).

(S) No Winding-Up: No step has been taken or is intended by Exide Funding or, so far as it is aware, by any other Person for Exide Funding's winding-up, liquidation, dissolution, administration, merger or consolidation or for the appointment of a receiver or administrator of Exide Funding or all or any of its assets.

(T) No Breach: There has been no breach by Exide Funding or (to the best of its knowledge) by any Originator of any of its obligations or any of its representations or warranties under any of the Relevant Documents or by Exide Europe of any of its obligations under the Letter of Undertaking.

(U) Paid Receivables: Each Receivable referred to in each Letter of Offer is owed by a Designated Account Debtor and is a Receivable.

(V) Exide Europe Group: Each of the Originators, the UK Sellers, the German Sellers, the Italian Seller, the Spanish Seller and the Seller (and each entity acceding as a "Seller" to any Origination Agreement) is a member of the Exide Europe Group.

(W) Aggregate Amount of Receivables: The amount of Receivables aggregated among all Origination Agreements (other than the Italian RSA and the Italian OSA) is such that the purchase price amounts paid by the Buyer in respect of such Receivables under each Origination Agreement to which it is a party (other than the Italian OSA) in the three month period commencing on the date of the Initial Purchase is not less than Euro 12,700,000.

(X) Exide Funding further represents and warrants that the representations and warranties in this Clause 8 shall be true and correct on and as of each Purchase Date as though made on each such date and by reference to the then-existing circumstances. For the purposes of this Clause 8, it is acknowledged by the Buyer and the Operating Agent that in respect of representations and warranties given by Exide Funding in relation to the Receivables, the Contracts and its Affiliates, Exide Funding is relying solely upon representations and warranties given to it under the Receivables Subrogation Agreement without any obligation on its part to conduct any investigation or otherwise into the accuracy or otherwise thereof.

9.   AFFIRMATIVE COVENANTS OF EXIDE FUNDING

     Until the later of the Termination Date and the Relevant Date, Exide Funding will in each of its capacity under the Relevant Documents, unless the Operating Agent otherwise consents:

(A) Compliance with Law: Comply in all material respects with all applicable laws, rules, regulations and orders binding on it, its business and assets and all Receivables and related Contracts, except where non-compliance would not have a material adverse effect on its ability to perform its obligations hereunder.

(B)  Maintain Existence: Preserve and maintain its corporate existence.

(C) Access: Upon reasonable prior notice, permit the Operating Agent, or its agents or representatives, to visit the offices of Exide Funding during normal office hours and examine and make and take away copies of all books, records and documents relating to the Receivables and in respect of the reconstruction of the Accounts Receivable Trial Balance pursuant to Clause 13(C).

(D) Maintain Records: Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records in the event of their destruction), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the identification on each Purchase Date of each new Purchased Receivable and the daily identification of all Collections of and adjustments to each existing Purchased Receivable).

(E) Performance of Contracts: Procure that each Originator will timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by such Originator under the Contracts relating to the Paid Receivables.

(F) Priority: Ensure that at all times the claims against it under this Agreement rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application.

(G) Credit and Collection Policy: Procure that each Originator will comply in all material respects with such Originator's Credit and Collection Policy with respect to each Receivable purchased or to be offered for purchase pursuant to this Agreement and the related Contract.

(H) Collections: If Exide Funding is not acting as Sub-Servicer, (1) give all reasonable assistance (including the provision of information) to any Servicer in accordance with the provisions of this Agreement, and (2) remit any Collections on Paid Receivables to the Servicer within one Business Day after the receipt or deemed receipt thereof.

(I) Bank Accounts: Pay or cause to be paid all Collections of Receivables directly into the bank account or accounts referred to in the Receivables Subrogation Agreement or such other account(s) as may approved by the Operating Agent.

(J) Receivables Subrogation Agreement: Exercise or cause to be exercised its rights in relation to any breach by any Originator of its obligations, Representations and Warranties under the Receivables Subrogation Agreement (provided that Exide Funding has sufficient funds to exercise such rights).

10.   NEGATIVE COVENANTS OF EXIDE FUNDING

      Until the later of the Termination Date and the Relevant Date, neither Exide Funding (in each of its capacities under the Relevant Documents) nor (in respect of paragraph (F) below), Exide Europe will, without the consent of the Operating Agent:

(A) No Disposal of Receivables: Except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable purchased or to be offered for purchase under this Agreement or the related Contract, or assign any right to receive income in respect thereof.

(B) No Transfer of Business: Except as expressly provided for in this Agreement, transfer any of its assets and undertaking to any Person including, without limitation, any member of the Exide Group, without the prior written consent of the Operating Agent, such consent not to be unreasonably withheld.

(C) No Security Interest over Receivables and Contracts: create or permit to subsist any Security Interest on any of its Receivables.

(D) No Amendment to Receivables: Extend, amend or otherwise modify the terms of any Paid Receivable, or amend, modify or waive any term or condition of any Contract related thereto, or commence or settle any legal action to enforce collection of any Paid Receivable without the prior written consent of the Operating Agent.

(E) No Change to Credit and Collection Policy: Make any change in the character of its business or in the Credit and Collection Policy, which change would or might, in either case, materially impair the collectability of any Receivable purchased or to be offered for purchase under this Agreement or the enforcement of any related Contract against the related Designated Account Debtor or any relevant Person the operation of this Agreement without the prior written consent of the Operating Agent.

(F) Cross Indemnity: amend or otherwise change the Deed of Payment Allocation and Cross-Indemnity dated on or about the Effective Date between Exide Europe and the Originator, except in respect of amendments or changes of a purely technical or immaterial nature which do not affect either: (i) the title of the Buyer to the Receivables assigned (or purported to be assigned) pursuant to Clause 4 or (ii) the effectiveness of the assignment (or purported assignment) pursuant to Clause 4.

(G) Carrying on Business: Except as expressly contemplated in this Agreement or the Relevant Documents:

     (1) carry on any business or engage in any activity other than as seller or servicer under this Agreement, Buyer under the Receivables Subrogation Agreement or Borrower under the Limited Recourse Loan Agreement;

     (2) pay dividends or make other distributions except as required and to the extent required by applicable law;

     (3) consolidate or merge with any other Person without the prior written consent of the Operating Agent;

     (4)   have any employees or premises or have any Subsidiary;

     (5)   have an interest in any bank account; or

     (6) incur any Debt other than under the Limited Recourse Loan Agreement or give any guarantee in respect of any obligation of any Person, or create or permit to subsist any mortgage, pledge, lien (unless arising by operation of law) or charge upon the whole or any part of its assets, present or future or its undertaking.

11.  REPORTING REQUIREMENTS OF EXIDE FUNDING

     Until the later of the Termination Date and the Relevant Date, Exide Funding will, unless the Operating Agent otherwise consents, furnish to the Operating Agent (or cause to be furnished to the Operating Agent), except so far as the Operating Agent has already been provided with the same information under the Receivables Subrogation Agreement:

(A) Annual Accounts of Exide Funding: As soon as available and in any event within 180 days after the end of each of Exide Funding's financial years, a copy of Exide Funding's audited annual accounts (if they are required and prepared under applicable law) in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding financial year.

(B) Annual Accounts of Exide Europe: As soon as available and in any event within 180 days after the end of each of Exide Europe's financial years, a copy of Exide Europe's annual accounts, prepared (as appropriate) on a consolidated basis in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding financial year, together with the report of an internationally recognised firm of independent auditors.

(C) Other Financial Information: Upon request of the Operating Agent, such financial information, accounts and records which are relevant to the Programme as the Operating Agent may from time to time reasonably request.

(D) Defaults and other Events: Forthwith on becoming aware of any of the events described in (1), (2), (3) or (4) below or any event which, with the giving of notice or lapse of time or both, would constitute one of such events, the statement of an authorised representative or attorney of Exide Funding setting out details of that event and the action which Exide Funding proposes to take with respect to that event:

     (1) Exide Funding fails to pay any principal of or premium or interest on any Debt, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or any other default under any agreement or instrument relating to any Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate or to permit the acceleration of the maturity of such Debt, or any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof, or any present or future mortgage, charge or other security interest on or over any assets of Exide Funding becomes enforceable;

     (2) a resolution is passed or a petition is presented or an order made for the winding up, liquidation, dissolution, merger or consolidation of Exide Funding (except for the purposes of a bona fide reconstruction or amalgamation with the consent of the Operating Agent), or a petition is presented or an order made for the appointment of an administrator in relation to Exide Funding or a receiver, administrative receiver or manager is appointed over any part of the assets or undertaking of Exide Funding or any event analogous, to any of the foregoing occurs (except, in the case where a petition is presented (i) the proceeding is frivolous or vexatious and (ii) Exide Funding is solvent and is contesting the proceeding in good faith);

     (3)   an Early Amortisation Event occurs; or

     (4) an Event of Default (as such term is defined in the US DIP Facility Agreement) occurs under the US DIP Facility Agreement.

(E) Originator Reports: Promptly after receipt thereof, a copy of all notices or reports which Exide Funding has received from each Originator pursuant to the Receivables Subrogation Agreement.

(F) Summary Report: Promptly, from time to time, such other information, documents, records or reports (including any computerised records generated by Enigma) respecting the Receivables or the condition or operations, financial or otherwise, of Exide Funding or any member of the Exide Europe Group, as the Operating Agent may from time to time reasonably request in order to protect the interests of the Buyer or the Operating Agent, including, prior to 10:00 a.m., London time, on each Summary Report Date, a Summary Report (with, among other things, the information necessary to determine the Default Ratio).

(G) Designated Account Debtors: Within two calendar weeks after the end of each calendar quarter (or such more frequent time as the Operating Agent may request in writing), Exide Funding shall cause to be delivered to the Operating Agent a current list of all Designated Account Debtors in respect of Paid Receivables and the addresses of such Designated Account Debtors.

12.  SERVICER, COLLECTIONS AND THE Onward Buyer Account

(A) Designation of Servicer: The servicing, administering and collection of the Receivables shall be conducted by Citibank, N.A., London Branch (the "Servicer") or such other Person so designated from time to time pursuant to this Clause 12(A). Until the Operating Agent gives notice to the Servicer of a designation of a new Servicer, Citibank, N.A., London Branch is designated as, and agrees, subject to the provisions of this paragraph
     (A), to perform the duties and obligations of a Servicer pursuant to the terms of this Agreement. The Servicer hereby delegates to Exide Funding in respect of the Paid Receivables its duties and obligations of Servicer and Exide Funding (the "Sub-Servicer") hereby agrees to perform the duties and obligations of the Servicer pursuant to the terms of this Agreement in relation to the Paid Receivables. The delegation hereby granted to the Sub-Servicer may not be terminated by the Sub-Servicer without the prior written consent of the Servicer and may be terminated at any time and without a cause by the Servicer and, for so long as Exide Funding is acting as Sub-Servicer pursuant to the terms of this Agreement, (i) it shall perform the duties and obligations of the Servicer in respect of the Paid Receivables and (ii) all duties, obligations and indemnities expressed to be those of a "Servicer"
      pursuant to Clause 5 and this Clause 12 shall be regarded for all purposes as those of the Sub-Servicer. The Servicer shall not be liable for the performance of the duties and obligations of the Sub-Servicer under this Agreement and the Sub-Servicer shall be liable to the Operating Agent and the Buyer for the performance of its duties and obligations as Sub-Servicer under this Agreement. The Sub-Servicer may, with the prior consent of the Operating Agent, subcontract with the Originators for the Receivables they have originated or with any other Person authorised to act as servicer on behalf of third parties in France for servicing, administering or collecting the Paid Receivables; provided, however, that such Sub-Servicer (a) procures to the Operating Agent that its sub-contractor shall not delegate the servicing duties and obligations subcontracted to it by the Sub-Servicer without the prior written consent of the Operating Agent and (b) will remain liable for the performance of its duties and obligations of the Sub-Servicer under this Agreement. The Operating Agent may at any time designate as Servicer any Person to succeed the Servicer (which designation shall, for the avoidance of doubt, automatically terminate the delegation hereby granted to the Sub-Servicer) or any successor Servicer, on the condition in each case that any such Person agrees to perform the duties and obligations of Servicer pursuant to the terms of this Agreement.

(B) Duties of Servicer: Subject always to the provisions of the Receivables Subrogation Agreement, the Servicer appointed under this Agreement:

      (1) will take or cause to be taken all such actions as may be necessary or advisable to collect each relevant Paid Receivable, all in accordance with the laws, rules and regulations applicable in France, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and the instructions of the Operating Agent. Each of Exide Funding and the Buyer hereby appoints the Servicer as its agent to enforce its respective rights and interests in and under the Paid Receivables, the Related Security and the Contracts;

      (2) subject to any Withdrawals made pursuant to Clause 12(C) of the Receivables Subrogation Agreement, will deposit in the Onward Buyer Account for the account of the Buyer all Collections of Paid Receivables received by the Servicer in accordance with this Agreement or the Receivables Subrogation Agreement;

      (3) will deposit in the Onward Buyer Account all repayments of Withdrawals, which are not used to acquire Receivables under the Receivables Subrogation Agreement. The Parties hereto agree that such obligation will be extinguished by a direct payment of an Originator into the Onward Buyer Account.

      (4) may not extend, amend, modify or waive the terms of any Paid Receivable or amend, modify or waive any term or condition of any Contract related thereto where such extension, amendment, modification or waiver would prejudicially affect such Paid Receivable, unless the Operating Agent shall have otherwise consented in writing. The Seller shall deliver to the Servicer (if it has caused to be a Sub-Servicer) all documents, instruments and records which evidence or relate to the Paid Receivables which the Operating Agent may reasonably request;

     (5) if other than Exide Funding (and Exide Funding has ceased to be Sub-Servicer), will provide to Exide Funding all such information as Exide Funding may require for purposes of the Summary Report and will as soon as practicable following receipt pay to or to the order of Exide Funding the Collections of any Receivable which is not a Paid Receivable;

     (6) if other than Exide Funding (and Exide Funding has ceased to be Sub-Servicer), will as soon as practicable upon demand make available or (if so demanded) deliver to Exide Funding originals or copies of all documents, instruments and records in its possession which evidence or relate to Receivables of Exide Funding other than Paid Receivables, and copies of documents, instruments and records in its possession which evidence or relate to Paid Receivables; and

     (7) if the Operating Agent or its designee, and notwithstanding anything to the contrary contained in this Agreement, shall have no obligation to collect, enforce or take any other action described in this Agreement with respect to any Receivable that is not a Paid Receivable other than to turn over, make available or deliver to Exide Funding the Collections and documents with respect to any such Receivable as described in (4) and (5) above.


(C) Failure to Report: If there is a failure at any time by the Servicer to report and quantify the amount of Collections received or the amounts of any Advance Payments and/or the funds standing to the credit of the Onward Buyer Account in respect of any Settlement Period such that the amounts due by Exide Funding and the Buyer pursuant to Clauses 4(B) and (C) cannot be accurately determined (in the Operating Agent's reasonable opinion), there will fall due from Exide Funding to the Buyer on the Settlement Date at the end of such Settlement Period (on account of repayment of Advance Payments) an amount equal to the anticipated Collections in respect of such Settlement Period as determined by the Operating Agent, acting reasonably. For the purpose of this Clause 12(C), it shall be considered reasonable for the Operating Agent to anticipate that all Collections due during such Settlement Period were received by the appropriate Servicer during such Settlement Period. Exide Funding shall deposit such amount into the Temporary Adjustment Account for the benefit of the Buyer. Upon the Operating Agent becoming satisfied that a proper assessment of the amounts due by way of repayment of Advance Payments has been made, there shall be an adjustment in accordance with such assessment, by way of repayment from Exide Funding or (provided no Early Amortisation Event has occurred) by way of further payment by the Buyer, as required, and such adjusted sum shall be treated for all purposes under this Agreement as the Collections received during such Settlement

      Period. Provided that such failure by the Servicer does not last longer than two consecutive Settlement Periods and the provisions of this Clause 12(C) are complied with, such failure shall not by itself constitute an Early Amortisation Event.

13.   PROTECTION OF THE BUYER'S RIGHTS

(A) Notice of Sale: The Operating Agent may at any time on behalf of the Buyer (and Exide Funding following the Operating Agent's request shall) notify the Designated Account Debtors, or any of them, of Paid Receivables of the Buyer's ownership of the Paid Receivables and the Collections of the Paid Receivables and direct (or cause Exide Funding or each Originator to direct) all the Designated Account Debtors of Paid Receivables, or any of them, that payment of all amounts payable under any such Purchased Receivable be made directly to the Operating Agent or its designee.

(B)   Legal Assignment: Exide Funding shall, if requested by the Operating
      Agent after the occurrence of an Early Amortisation Event, forthwith execute any required documents to establish a legal assignment (or the equivalent thereof in the relevant jurisdiction) from the relevant Originator to Exide Funding and from Exide Funding to the Buyer or the Operating Agent or as the Operating Agent may direct (as determined by the Operating Agent) in such form as the Operating Agent requires of all or any of the Paid Receivables and the Related Security and the full benefit thereof and will, if so required, give notice thereof to the relevant Designated Account Debtor.

(C) Reconstruction of Accounts Receivable Trial Balance: If at any time Exide Funding does not generate an Accounts Receivable Trial Balance on the Determination Date immediately preceding each Settlement Date (whether or not it is obliged to do so), the Operating Agent will have the right to reconstruct that Accounts Receivable Trial Balance so that a determination of the Paid Receivables can be made, and such reconstruction will be conclusive (in the absence of manifest error) for the purposes of determining Paid Receivables.

(D) Operating Agent's Right to Perform: If Exide Funding fails to perform any of its agreements or obligations under this Agreement, the Operating Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation.

(E)   Power of Attorney: Without prejudice to the provisions of Clauses 13(A) to
      (D), Exide Funding irrevocably constitutes and appoints the Operating Agent, with full power of substitution, as its true and lawful attorney and agent, with full power and authority in its name or otherwise, and in its place and stead, and for its use and benefit at any time after the occurrence of an Early Amortisation Event to take such action as each of the Buyer and the Operating Agent may deem necessary or desirable in order to protect the interests of the Buyer and/or the Lenders and/or the Operating Agent and/or to perfect title to any of the Paid Receivables, or Related Security, including the redirection of mail and the endorsement of drafts, cheques and other payment media, to perform any agreement or obligation of Exide Funding under or in connection with this

      Agreement, and to exercise all other remedies of Exide Funding under this Agreement or existing at law. In furtherance of the power herein granted, Exide Funding will assist and co-operate with the Operating Agent and provide such facilities as the Operating Agent may request. The power of attorney hereby granted is given by way of security, is coupled with an interest, and is irrevocable and will extend to and be binding upon the successors and assigns of Exide Funding. Exide Funding hereby agrees that it shall execute the Power of Attorney set out in the form of Schedule 7 in respect of its obligations under this Clause 13(E).

14.   RESPONSIBILITIES OF EXIDE FUNDING

      Anything herein to the contrary notwithstanding:

(A) Perform Contracts: Exide Funding will procure that each Originator will perform all its obligations under the Contracts related to the Paid Receivables to the same extent as if such Paid Receivables had not been sold pursuant to this Agreement and the exercise by either the Operating Agent or the Buyer of its rights hereunder will not relieve any Originator or Exide Funding from such obligations.

(B) Exoneration of the Buyer and Operating Agent: Neither the Buyer nor the Operating Agent will have any obligation or liability with respect to any Paid Receivables, any related Security or related Contracts, nor will the Buyer or the Operating Agent be obliged to perform (i) any of the obligations of Exide Funding with respect to any Paid Receivables nor (ii) any of the obligations of any Originator with respect to any Paid Receivables or related Contracts.

(C) Trust: Until the Operating Agent requests otherwise, and to the extent possible under applicable law, Exide Funding will hold in trust (or if a trust is not available under applicable law, any similar method whereby one party may hold an item for the benefit of another) for the sole benefit of the Buyer the Contracts and other documentary items relating to the uncollected Paid Receivables. To the extent that the Contracts or other documentary items also relate to Receivables that are not Paid Receivables, Exide Funding will hold them in trust (or similar method as aforesaid) for both the Buyer and Exide Funding to the extent of the respective rights of the Buyer and Exide Funding therein unless possession thereof is required by the Buyer to enforce its ownership rights. Exide Funding will deliver such Paid Receivables, Contracts and documents to the Operating Agent (or as it may direct), if so directed by the Operating Agent following an Early Amortisation Event, and the Operating Agent will make them available to Exide Funding to the extent that they contain material or information that does not relate to Paid Receivables and to the extent that the Buyer's interests are not thereby compromised.

(D) Marking: Exide Funding will mark or cause to be marked clearly and unambiguously its ordinary business records, including without limitation its master data processing records (if any), relating to the Paid Receivables with a legend acceptable to the Operating Agent indicating that such Paid Receivables are owned by the Buyer. Exide

      Funding agrees that from time to time it will promptly execute and deliver all instruments and documents, and take all further action that the Operating Agent may reasonably request in order to perfect (except in so far as perfection may entail notifying the Designated Account Debtors of the Buyer's ownership of the Paid Receivables and the Collections of the Paid Receivables, which shall only be undertaken in accordance with Clause 13(A) after an Early Amortisation Event), protect or more fully evidence the Buyer's ownership interest in the Paid Receivables, the Collections and the Related Security and pending such time will keep an up to date record of all Paid Receivables. The obligations of Exide Funding pursuant to this Clause 14(D) shall be deemed to be satisfied through the appropriate satisfaction by the Originators under the Receivables Subrogation Agreement of the equivalent obligation contained therein.

(E) Third Party Servicer: At any time following the designation of a Servicer other than Citibank, N.A., London Branch or the termination of the delegation granted to the Sub-Servicer pursuant to Clause 12(A):

      (1) Exide Funding will (or cause each Originator to), at the Operating Agent's request, (a) assemble all the documents, instruments and other records (including, without limitation, computer tapes and disks) which evidence the Paid Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect such Paid Receivables, and will make the same available to the Operating Agent at a place selected by the Operating Agent or its designee or (if so requested) deliver the same to the Operating Agent (or as it may direct), and (b) segregate all cash, cheques and other instruments received by it from time to time constituting Collections of Paid Receivables in a manner acceptable to the Operating Agent and will, promptly upon receipt, remit all such cash, cheques and instruments, duly endorsed or with duly executed instruments of transfer, to the Operating Agent or its designee. The obligations of Exide Funding pursuant to this Clause 14(E)(1) shall be deemed to be satisfied through the appropriate satisfaction by the Originators under the Receivables Subrogation Agreement of the equivalent obligations contained therein.

      (2) Exide Funding authorises the Operating Agent to take any and all steps in Exide Funding's name and on behalf of Exide Funding necessary or desirable, in the determination of the Operating Agent, to collect all amounts due under any and all Paid Receivables, including, without limitation, endorsing Exide Funding's name on cheques and other instruments representing Collections and enforcing such Paid Receivables and the related Contracts and Related Security.

15.   AGENCY AND INDEMNITIES

(A) Agency: In acting under this Agreement the Operating Agent shall have only such duties, obligations and responsibilities as are expressly set out in this Agreement (and such other duties, obligations and responsibilities as are reasonably incidental) and acts solely as agent of the Buyer. However, without prejudice to the generality of the foregoing, only the Operating Agent shall be entitled to receive and retain fees and other amounts (including indemnification under this Clause 15) payable to the Operating Agent for its own account.

(B) Indemnities by Exide Funding and Exide Europe: Exide Funding and (in relation to matters relating to itself) Exide Europe agree to indemnify the Buyer, the Operating Agent and their respective Affiliates and any Servicer (if Exide Funding has ceased to be a Sub-Servicer) from and against any and all damages, losses, claims, liabilities and related reasonable costs and expenses, including attorneys' fees and disbursements together with VAT thereon (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or relating to this Agreement or the ownership of Paid Receivables, excluding, however, (a) such amounts resulting from gross negligence or wilful misconduct on the part of the Person who would otherwise be entitled to claim such indemnification or (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Paid Receivables or for losses arising out of late Collections. Without limiting the foregoing, Indemnified Amounts include amounts relating to or resulting from:

      (1) the transfer of an ownership interest in any Receivable other than an Eligible Receivable (to the extent that such amounts have not already been recovered by the applicable indemnified party pursuant to Clause 5(D));

      (2) reliance on any representation or warranty made or deemed made by Exide Funding (in any of its capacities under the Relevant Documents) or Exide Europe under or in connection with this Agreement, or any other information or report delivered by Exide Funding (in any of its capacities under the Relevant Documents) pursuant to this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered (to the extent that such amounts have not already been recovered by the applicable indemnified party pursuant to Clause 5(D));

      (3) the failure by Exide Funding (in any of its capacities under the Relevant Documents) or Exide Europe to comply with any term, provision or covenant contained in this Agreement or with any applicable law, rule or regulation with respect to any Receivable, the related Contract or the Related Security, or the nonconformity of any Receivable or the related Contract or the Related Security with any such applicable law, rule or regulation;

      (4) the failure to vest and maintain vested in the Buyer ownership of each Paid Receivable, free and clear of any Adverse Claim whether existing at the time of the Purchase of such Receivable or at any time thereafter, excluding any such Adverse Claim created by the Buyer;

      (5) any dispute, claim, offset or defence (other than discharge in bankruptcy or winding up by reason of insolvency or analogous event of the Designated Account Debtor) of the Designated Account Debtor to the payment of any Receivable which is, or is purported to be, a Purchased Receivable (including, without limitation, a defence based on such Receivable or the related Contract not being a legal, valid, binding and enforceable obligation of such Designated Account Debtor), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services;

      (6) any failure of Exide Funding (in any of its capacities under the Relevant Documents) or Exide Europe to perform its duties or obligations in accordance with the provisions of this Agreement;

      (7) the Buyer, at the request or with the approval of Exide Funding, contracting for or arranging foreign exchange transactions and/or funding in connection with any anticipated Purchase and such Purchase does not in fact take place as a result of Exide Funding not delivering a Letter of Offer, the operation of Clause 3 or any other provision of this Agreement, or the Buyer not accepting a Letter of Offer by reason of any event described in Clause 11(D)(1), (2), (3) and (4) or any breach by Exide Funding (in whatever capacity) of any of its obligations under or in connection with this Agreement;

      (8) any products liability claim, or personal injury or property damage claim, or other similar or related claim or action of whatever sort arising out of or in connection with goods, merchandise or services which are the subject of any Receivable or Contract; and

      (9) any failure by any Originator to observe and perform its obligations under the Receivables Subrogation Agreement.

      The Operating Agent will provide Exide Funding with a certificate or certificates showing in reasonable detail the basis for the calculation of Indemnified Amounts claimed under this Clause 15(B) provided, for the avoidance of doubt, that the provision of such certificate or certificates shall not be a condition for the making of any claim under this Clause 15(B).

(C) Costs Increased costs and gross-up for withholding tax under the Facilities Agreement and the Currency Exchange Agreement: Exide Funding hereby agrees from time to time to indemnify the Buyer for, and to pay to it on demand of the Operating Agent, an amount equal to (i) all costs, increased costs, indemnities, tax gross-up, tax indemnities and all other amounts (other than interest and principal payments) which are required to be paid by the Buyer to any party (including its successors and assigns) to the Facilities Agreement under and in accordance with the terms of such Facilities Agreement and (ii) all costs, indemnities, tax, tax gross-up and termination costs which are required to be paid by the Buyer under and in accordance with the Currency Exchange Agreement.

(D) Judgment Currency: Subject to Clause 20, each reference in this Agreement to a specific currency is of the essence. The obligation of Exide Funding (in any of its capacities under the Relevant Documents) in respect of any sum due from it to the Operating Agent or the Buyer under this Agreement will, notwithstanding any judgment in any other currency, or any bankruptcy or winding up by reason of insolvency or analogous event of Exide Funding, be discharged only to the extent that on the Business Day following receipt by the Operating Agent or the Buyer of any sum adjudged or determined to be so due in such other currency, the Operating Agent could in accordance with normal banking procedures purchase the currency specified in this Agreement with such other currency. If the amount of currency so purchased is less than the amount of the specified currency originally due to the Operating Agent or the Buyer, Exide Funding agrees, as a separate obligation and notwithstanding any such judgment, bankruptcy, winding up or analogous event, to indemnify the Operating Agent and the Buyer against such loss.

(E) Payment: Any amounts subject to the indemnification provisions of Clause 15(B), (C), (D) or (E) shall be paid by Exide Funding to the Operating Agent within two Business Days following the Operating Agent's demand therefor.

(F) Cash Collateral Reserve: In the event of an Early Amortisation Event of the type described in any of paragraphs (3), (4), (8), (9) or (in respect of insolvency events only) (20) and (21) of the definition of "Early Amortisation Event", or in the event of an Early Amortisation Event (as that term is defined in the Receivables Subrogation Agreement), Exide Funding shall forthwith pay to the Operating Agent on behalf of the Buyer the amount of the Cash Collateral Reserve by way of indemnity. The Cash Collateral Reserve shall be applied by the Operating Agent to payment of the following amounts in the following order:

      (1) reduction of outstanding Capital and payment of all Yield, Programme Costs and other fees due under this Agreement (including the fees due under the Fees Letter); then

      (2) to the extent that there are any remaining funds in the Cash Collateral Reserve after payment of the sums described in paragraph
           (1) above, such amount shall be remitted by the Operating Agent on behalf of the Buyer to Exide Funding; such remittance shall only be made once Capital is reduced to zero, and once all Yield, Programme Costs and other fees due under this Agreement have been paid in full and once there are no outstanding liabilities, actual or contingent, due to the Buyer or the Operating Agent hereunder.

(G) After Tax Amount: In the event that any taxing authority seeks to charge to tax any sum paid to the Buyer or the Operating Agent or any of their respective Affiliates as a result of the indemnities or other obligations contained herein or impose a requirement on the payer of such indemnity to deduct tax, then the amount so payable shall be grossed up by such amount as will ensure that after payment of the tax so charged there shall be left a sum equal to the amount that would otherwise be payable under such indemnity or obligation.

(H)  Assignment of Rights under Receivables Subrogation Agreements:
     Notwithstanding any other provision of this Agreement, Exide Funding hereby assigns to the Operating Agent on behalf of the Buyer, all rights and powers which may be exercised by Exide Funding pursuant to the Receivables Subrogation Agreement with full power of substitution in respect of representations, warranties and indemnities. For avoidance of doubt, this Clause shall be interpreted to provide the Operating Agent with the benefits of such provisions without any related burdens. Except in the case of gross negligence or wilful misconduct, the Operating Agent shall incur no liability to Exide Funding or any Originator in connection with any such exercise of such rights and powers, or in connection with any non-exercise of such rights and powers, and Exide Funding agrees to indemnify the Operating Agent in respect of any costs associated with such exercise or non-exercise, as the case may be.

16.  AMENDMENTS, ETC.

(A) Amendments and Waivers: No amendment or waiver of any provision of this Agreement nor consent to any departure by Exide Funding therefrom shall in any event be effective unless the same shall be in writing and signed by
     (1) Exide Funding, the Buyer and the Operating Agent with respect to an amendment, or (2) Exide Funding, the Buyer or the Operating Agent, as the case may be, with respect to a waiver or consent by it, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(B) Entire Agreement: This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter of this Agreement and constitutes the entire agreement among the parties with respect to the subject matter of this Agreement, superseding all prior oral or written understandings.

17.  NOTICES

     All notices and other communications provided for under this Agreement shall, unless otherwise stated in this Agreement, be in writing in the English language (including telex and fax communication) and mailed (first class, postage paid) or delivered to each party at its address set out under its name on the execution pages of this Agreement or at such other telex or fax number or address as may be designated by such party in a written notice to the other parties. All such notices and communications will be effective, (i) in the case of written notice, five days after being deposited in the post, or (ii) in the case of notice by telex, when telexed against receipt of answer back, or (iii) in the case of notice by fax, at the time of transmission unless served on a non-Business Day or after 5.00pm at the place in which the recipient is located, in which case it will be effective at 9.00am at the place in which the recipient is located, on the following Business Day. In each case notice must be addressed as aforesaid.

18.  NO WAIVER: REMEDIES

(A) No Waiver: No failure on the part of the Buyer, Exide Funding (in any of its capacities under the Relevant Documents) or the Operating Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The remedies in this Agreement are cumulative and not exclusive of any remedies provided by law.

(B) Set Off: Without limiting the provisions of Clause 18(A) the Buyer and the Operating Agent are hereby authorised (and more specifically relating to the payment of the Purchase Price) by Exide Funding at any time after Exide Funding is in default of its obligations under this Agreement or an Early Amortisation Event has occurred, to set off and apply, and/or to instruct Citibank or any of Citibank's Affiliates to set off and apply, any and all deposits at any time held and other indebtedness at any time owing (whether general or special, time or demand, provisional or final and in whatever currency) by the Buyer, the Operating Agent, Citibank or, as the case may be, any such Affiliate to or for the credit or the account of Exide Funding against any and all of the obligations of Exide Funding (in any of its capacities under the Relevant Documents), now or hereafter existing under this Agreement, to the Buyer or the Operating Agent or their respective successors and assigns or, as the case may be, now or hereafter due or owing on any account to Citibank or any of Citibank's Affiliates (and for this purpose to convert one currency into another).

19.  BINDING EFFECT: ASSIGNABILITY

(A) Successors and Assigns: This Agreement is binding upon and enures to the benefit of (1) Exide Funding and its successors and permitted assignees in accordance with Clause 19(B); (2) the Buyer and each Person to whom the Buyer has for the time being in accordance with Clause 19(C)(2) or (3) granted or assigned (or agreed to grant or assign) all or part of any Paid Receivable (or any participation or interest, whether proprietary or contractual, in or in respect of all or part of any Paid Receivable) and/or all or any of its rights, benefits and interest in or under this Agreement and their respective successors and assignees; and (3) Citibank and its successors as Operating Agent (and the terms "Exide Funding", "the Buyer" and "Operating Agent" shall be construed accordingly).

(B) Exide Funding: Exide Funding may not assign any of its rights, benefits or interest in or under this Agreement except with the prior consent of the Operating Agent.

(C) The Buyer: The Buyer may grant or assign all or part of any Paid Receivable and/or all or any of its rights, benefits and interest in or under this Agreement to any Lender.

20.  FURTHER ASSURANCE - RESTRUCTURING

     Exide Funding and Exide Europe hereby agree that:

(A) in the event that it receives notice from the Operating Agent for the purpose of amending the existing Programme on the basis that:

     (1) the Receivables which are the subject of this Agreement will be first purchased from the Originators by a French fonds commun de creances (the "FCC"), such purchases to be funded by the subscription or purchase by the Buyer of units issued by the FCC; or

     (2) the Receivables which are the subject of the Italian RSA will be first purchased by a company set up pursuant to law 130 of 30 April 1999 in Italy (the "Law 130 Company"), such purchases to be funded by the subscription or purchase by the Buyer of notes issued by the Law 130 Company, upon commercial terms consistent with those applicable under the applicable Programme (save in relation to additional costs arising as a result of the involvement of a FCC, a Law 1/1999 Bank and/or a Law 130 Company), Exide Funding and Exide Europe undertakes to the Operating Agent and the Buyer that it will enter into such arrangements, documents and agreements as are necessary or desirable, in the opinion of the Operating Agent (acting reasonably), for the purposes of giving effect to the transactions set out in paragraphs (1) and (2) and ensuring consistency between such transactions and the other transactions contemplated under the Programme.

(B) if, by reason of any change (a) in any law or regulation or in its interpretation or application or (b) in the generally recognised market practice after the date hereof (in each case as evidenced by legal advice from a reputable law firm delivered by the Operating Agent to Exide Europe), the Operating Agent determines that the interests of the Buyer and/or the Operating Agent under the Programme may be affected as a result of such change, then the parties to this Agreement, acting in good faith, shall co-operate with a view to restructuring this Agreement, the other Relevant Documents and the transactions contemplated herein and therein upon such terms and conditions as would result in the interests of the Buyer and/or the Operating Agent to be protected, to the best extent possible under applicable law, in the same manner as if that change had not occurred.

     All fees, costs and expenses (including legal fees) arising as a result of any of the event described in paragraph (A) and (B) will be borne by Exide Funding.

21.  TERMINATION

     This Agreement will create and constitute the continuing obligations of the parties in accordance with its terms, and will remain in full force and effect until such time, after the Termination Date, as all Programme Capital of all Groups of Receivables has been reduced to zero and all Yield (as aggregate among all Origination Agreements), Programme Costs and other fees due under this Agreement or the Fees Letter have been paid; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by Exide Funding in or pursuant to this Agreement, the provisions of Clause 22 and the indemnification and payment provisions of this Agreement will be continuing and will survive any termination of this Agreement in respect of the Paid Receivables outstanding on the Termination Date.

22.  NO PROCEEDINGS

(A) The Buyer: Exide Funding, Exide Europe and the Offer Agent (if not Exide Europe) each hereby agree that they will not institute against the Buyer or any of its Affiliates any bankruptcy, insolvency or similar proceeding until all amounts owing by the Buyer under the Facilities Agreement and the Currency Exchange Agreement have been paid in full and that no recourse shall be made for the payment of any amount owing hereunder or claims arising out of or based upon the Relevant Documents.

(B) Directors of Exide Funding: No recourse under any obligation, covenant, or agreement of Exide Funding contained in this Agreement shall be had against any shareholder, officer or director of Exide Funding as such, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is a corporate obligation of Exide Funding and no personal liability shall attach to or be incurred by the shareholders, officers or directors of Exide Funding as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such Exide Funding contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such party of any of such obligations, covenants or agreements, either at law or by statute or constitution, of every such shareholder, officer or director is hereby expressly waived by the other parties as a condition of and consideration for the execution of this Agreement.

23.  EXECUTION IN COUNTERPARTS: SEVERABILITY

(A) Counterparts: This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

(B) Severability: If any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations under this Agreement, or of such provision or obligation in any other jurisdiction, shall not be affected or impaired thereby.

24.  CONFIDENTIALITY

(A) Unless otherwise required by applicable law or regulation, or as requested by any regulator or tribunal with competent jurisdiction over, or over any business of, the relevant party, each of the parties agrees to maintain the confidentiality of this Agreement in its communications with third parties and otherwise.

(B)  The provisions of Clause 23(A) shall not apply:

     (1) to the disclosure of any information which is or becomes public knowledge other than as a result of the conduct of the recipient;

     (2) to the disclosure of any information to the Finance Parties (as defined in the Facilities Agreement) under the Facilities Agreement (including any participant, potential participant or potential Lender thereunder), the Swap Counterparty and any secured party under the Deed of Charge (as defined in the Facilities Agreement), any FCC (including the custodian and the management company thereof) and/or Law 130 Company set-up pursuant to Clause 20 and the Rating Agencies (including their officers, employees, agents and advisers), provided that such Persons will hold that information confidential on the same basis as the Operating Agent;

     (3)  to the disclosure of any written consent of the parties hereto.

25.  GOVERNING LAW AND JURISDICTION

(A) Governing Law: This Agreement is governed by, and shall be construed in accordance with, the laws of England.

(B) Consent to Jurisdiction: The parties hereto hereby irrevocably and for the benefit of each other submit to the jurisdiction of the courts of England in any action or proceeding arising out of or relating to this Agreement, and Exide Funding hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. Exide Funding hereby irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. As an alternative method of service, Exide Funding also irrevocably consents to the service of any and all process in any such action or proceeding by the delivery of copies of such process to Exide Funding at the address designated for notices under this Agreement. Exide Funding agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing shall affect the right to serve process in any other manner permitted by law. Each of the parties hereto which is not incorporated in England irrevocably appoints the Person specified against its signature to accept any service of any process on its behalf and further undertakes to the other parties hereto that it will at all times during the continuance of this Agreement maintain the appointment of some Person in England as its agent for the service of process and irrevocably agrees that the service of any writ, notice or other document for the purposes of any suit, action or proceeding in the courts of England shall be duly served upon it if delivered or sent to the address of such appointee (or to such other address in England as that party may notify to the other parties hereto).

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as a Deed.

                                   SCHEDULE 1
                        Form of Enigma Licence Agreement

                                                                    [.] May 2002
Attention: Company Secretary and Financial Director

                            Enigma Licence Agreement

Dear Sirs:

In connection with the preparation of certain data required to be delivered under (i) the Receivables Subrogation Agreement (the "RSA") dated as of 6 June 1997 as amended on the date hereof between you, CEAC, Exide Funding and us, and
(ii) the Onward Receivables Sate Agreement (the "ORSA") dated as of the date hereof between you, Batteries Funding and us (the RSA and the ORPA being hereinafter referred to as the "Agreement") we are making available to you certain proprietary computer software and related documentation collectively known as "Enigma". Enigma has been developed by us, on the basis of commercially available software which we purchased, to help manage the securitisation of trade receivables portfolios. This letter is to confirm the terms on which we are licensing your use of Enigma.

Acknowledging that Enigma is and shall remain the property of Citibank, N.A., you shall be entitled to use Enigma solely in connection with the performance of your obligations under the Agreement. Only those of your personnel responsible for such performance will be allowed to have access to Enigma and the use thereof. You will keep Enigma confidential and not copy or divulge any of its content to any third parties and shall return to us or destroy all copies of Enigma in your possession upon the termination of the Agreement.

Should Enigma fail accurately to produce information required under the Agreement from adequate and accurate input, we will (i) provide all assistance you reasonably request to enable the timely production of such information using alternative methods, (ii) immediately commence efforts to identify and correct the cause of such failure, and (iii) should the foregoing prove unsuccessful, co-operate fully with you in devising alternative solutions, taking into account the actual circumstances, and in obtaining any required approval thereof from other parties. Further, we will promptly update your version of Enigma with any future program improvements.

Except as provided above and in the Agreement, we shall have no responsibility whatever arising out of any Enigma failure, do not in any manner warrant or guaranty its performance and in no event shall we have monetary liability in connection with such failure or such performance or the consequences thereof, your having acknowledged that our foregoing commitment of assistance and co-operation is appropriate in the circumstances and your sole remedy.

Please acknowledge your acceptance of the foregoing in the place provided below.

                                                Very truly yours,



                                                CITIBANK, N.A.,

                                                London Branch

                                                By:______________________

                                                Title: Vice President

Agreed and accepted

EXIDE HOLDING EUROPE

By:______________________

   Name:

   Title:

By:______________________

   Name:

   Title:

                                   SCHEDULE 2

                          FORM OF LETTER OF UNDERTAKING

                        [EXIDE HOLDING EUROPE LETTERHEAD]

                              Letter of Undertaking

                                                          Date:     [.] May 2002

To:   Batteries Funding Limited ("Batteries Funding "); and
      Citibank, N.A., London Branch ("Citibank"),

Dear Sirs

1.      We refer to the following agreements:

       (i) the Receivables Sale Agreement dated as of the date hereof between CMP Batteries Limited, Exide (Dagenham) Limited, Deta (U.K.) Limited, Fulmen (U.K.) Limited, B.I.G. Batteries Limited (together with any additional member of the Exide Group acceding to the Receivables Sale Agreement after the date hereof, the "UK Originators"), ourselves as Offer Agent, Batteries Funding and Citibank, N.A. as Operating Agent;

       (ii) (a) the Receivables Subrogation Agreement dated 3 June 1997 (as amended on the date hereof) between Compagnie Europeenne d'Accumulateurs S.A.S. (together with any additional member of the Exide Europe Group acceding to the Receivables Subrogation Agreement after the date hereof, the "French Originators"), Exide Europe Funding Ltd. ("Exide Funding"), ourselves as Offer Agent and Citibank, N.A. as Operating Agent and (b) the Onward Receivables Sale Agreement dated as of the date hereof between Exide Funding, ourselves as Offer Agent, Batteries Funding and the Operating Agent (the "French Origination Agreement");

       (iii) the Receivables Sale Agreement dated as of the date hereof between Sociedad Espanola del Acumulador Tudor, S.A., Fulmen Iberica S.A. (together with any additional member of the Exide Europe Group acceding to such Receivables Sale Agreement after the date hereof, (the "Spanish Originators"), ourselves as Offer Agent, Batteries Funding and Citibank, N.A., as Operating Agent (the "Spanish Origination Agreement");

       (iv) (a) the Receivables Purchase Agreement dated 3 June 1997 (as amended on the date hereof) between Societa Industriale Accumulatori S.n.l. and Compagnia Generale Accumulatori S.p.A. (now Exide Italia S.p.A) (together with any additional member of the Exide Europe Group acceding to the Receivables Sale Agreement after the date hereof, the "Italian Originators"), ourselves as Offer Agent, Archimede Securitisation s.r.l. and Citibank, N.A. as the Operating Agent and (b) the Onward Sale Agreement dated as of the date hereof between Archimede Securitisation s.r.l., Batteries Funding and the Operating Agent (the "Italian Origination Agreements");

     (v) the Receivables Sale Agreement dated as of the date hereof between Exide Automotive Batterie GmbH, Hagen Batterie AG, Deutsche Exide GmbH and Deutsche Exide Standby GmbH (together with any additional member of the Exide Europe Group acceding to such Receivables Sale Agreement after the date hereof, the "German Originators" and, together with the UK Originators, the French Originators, the Spanish Originators and the Italian Originators, the "Originators"), ourselves as Offer Agent, Batteries Funding and Citibank, N.A. as Operating Agent (the "German Origination Agreement" and, together with the Origination Agreement, the French Origination Agreements, the Spanish Origination Agreement and the Italian Origination Agreements (the "Origination Agreements"); and

     (vi) the Facilities Agreement dated the date hereof among Batteries Funding, Citibank, N.A., London Branch as Agent and Arranger and the lenders from time to time party to the Facilities Agreement (the "Facilities Agreement").

2. Unless otherwise specified in this letter, terms defined in the Origination Agreements shall have the same meanings when used herein.

3. Any reference in this letter to any other agreement or document shall, unless the context otherwise requires, include that other agreement or document as from time to time amended, supplemented or novated and any document which amends, supplements or novates that other agreement or document.

4. We hereby confirm to you that the Facilities Agreement and the Origination Agreements, all their respective terms and conditions and all related documents, fully meet our approval.

5. We are aware that the Facilities Agreement and the Origination Agreements have been entered into on the condition that, inter alia, our indirect and beneficial ownership of at least 80 % of the issued share capital of each Originator and Exide Funding and we control each Originator and Exide Funding. We are further aware that the Facilities Agreement and the Origination Agreements have been entered into in reliance on this Letter of Undertaking.

6. We confirm that we currently own indirectly and beneficially at least 80 % of the issued share capital of each Originator and Exide Funding and that we control each Originator and Exide Funding and we covenant, subject to paragraph 6 below, that we will not reduce our percentage shareholding or alter our control of each Originator and Exide Funding (so long as Exide Funding is a party to any Relevant Documents) until the Facilities Agreement and the Origination Agreements have been terminated and all obligations under the Origination Agreements to each of you have been met by the Originators and Exide Funding.

7. We undertake to you that in the event that our percentage shareholding in any Originator falls below 80% of the issued share capital of such Originator or that we cease to control such Originator, we shall ensure that (a) you (or, as the case may be, Archimede or Exide Funding) will receive from such Originator, prior to the date on which our shareholding falls below 80% of the issued share of such Originator or we cease to control such Originator, an amount equal to the Outstanding Balance of the Receivables which have been purchased from such Originator (such amount to be treated as a Collection for the purpose of the relevant Origination Agreement) and that such Originator will cease to offer to sell Receivables under the terms of the Origination Agreement to which it is a party.

8. We further covenant to ensure that each Originator and Exide Funding (in each of their capacities under the Origination Agreements) at all times duly perform and comply with all their obligations to each of you under or in connection with the Origination Agreements and, in particular, that we will at all times take all measures necessary or desirable to ensure that the billing, credit and collection policies and procedures of such Originator and Exide Funding are not changed in any way that may materially adversely affect the interests of either of you under the Origination Agreements. We further covenant that we will comply with our obligations in this paragraph 7 even if any of the relevant obligations of the Originators or Exide Funding under the Origination Agreements are determined by a court of competent jurisdiction to be invalid or unenforceable.

9. Without limiting our covenant in paragraph 7 above, we further covenant to either ensure that: (i) each Originator and Exide Funding will at all times duly perform and comply with or (ii) we will perform and comply with, on behalf of each Originator and Exide Funding, all reporting, documentary and calculation requirements of the Originators and Exide Funding under the Origination Agreements and that the same are met in a timely fashion.

10. We further covenant to provide you with immediate notice upon becoming aware of any of any breach by any Originator or Exide Funding of any of its obligations under the Origination Agreements and any of the events described in (A), (B) or (C) below or any event which, with the giving of notice or lapse of time or both, would constitute one of such events:

     (A) Any Originator or Exide Funding fails to pay any principal of or premium or interest on any debt, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such debt, or any other default under any agreement or instrument relating to any debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate or to permit the acceleration of the maturity of such debt, or any such debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof, or any present or future mortgage, charge or other security interest on or over any assets of such Originator or Exide Funding becomes enforceable;

     (B) a resolution is passed or a petition is presented or an order made for the winding up, liquidation, dissolution, merger or consolidation of such Originator or Exide Funding (except for the purposes of a bona fide reconstruction or amalgamation with your consent), or a petition is presented or an order made for the appointment of an administrator in relation to any Originator or Exide Funding, or a receiver, administrative receiver or manager is appointed over any part of the assets or undertaking of any Originator or Exide Funding, or any event analogous, to any of the foregoing occurs (except, in the case where a petition is presented (i) the proceeding is frivolous or vexatious and
          (ii) such Originators or Exide Funding is solvent and is contesting the proceeding in good faith); or

     (C) an Early Amortisation Event under any of the Origination Agreements occurs.

11. We undertake that we will provide to Citibank all documents which Exide Technologies, ourselves or any European Affiliate of Exide Technologies is required to provide under the US DIP Facility Agreement in relation to ourselves and such European Affiliate as and when the same are provided under the US DIP Facility Agreement.

12. This Letter of Undertaking is governed by the laws of England. We hereby irrevocably and for your benefit submit to the jurisdiction of the courts of England in any action or proceeding arising out of or relating to this letter, and hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts. We hereby irrevocably waive, to the fullest extent that we may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. We agree that a final judgement in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgement or in any other manner provided by law. We irrevocably appoint the Person specified against our signature to accept any service of any process on our behalf and further undertake that we will at all times during the continuance of this letter maintain the appointment of some Person in England as its agent for the service of process and irrevocably agree that the service of any writ, notice or other document for the purposes of any suit, action or proceeding in the courts of England shall be duly served upon it if delivered or sent to the address of such appointee (or to such other address in England as that party may notify to the other parties hereto).

Yours faithfully

______________________                      Process Agent: [.]
EXIDE HOLDING EUROPE S.A.                   CMP Batteries Limited
                                            P.O. Box 1
                                            Salford Road
                                            Over Hulton
                                            Bolton BL5 1DD

                                   SCHEDULE 3
                          Form of Settlement Statement

                                   SCHEDULE 4
                             Form of Summary Report

                                   SCHEDULE 5
                          Initial Conditions Precedent


(b) A certified copy of the resolutions of the board of directors (or analogous body) of Exide Funding approving this Agreement and the other documents to be delivered by it and the transactions contemplated in the Relevant Documents.

(c) Certified copies of the memorandum and articles of association of Exide Funding.

(d) A certificate of an appropriate officer of Exide Funding certifying the names and true signatures of the officers authorised on its behalf to sign or, as appropriate, witness the sealing of this Agreement and the other documents to be delivered by it (on which certificate the Operating Agent may conclusively rely until such time as the Operating Agent receives from Exide Funding a revised certificate meeting the requirements of this paragraph (c)).

(e) A favourable opinion of legal advisers to the Operating Agent as to sale of Receivables and other relevant matters, in such form as the Operating Agent may reasonably require.

(f) A favourable opinion of legal advisers satisfactory to the Operating Agent as to the execution and enforceability of the Relevant Documents by the appropriate members of the Exide Group, in such form as the Operating Agent may reasonably require.

(g) Letter of Undertaking from Exide Europe in a form acceptable to the Operating Agent, plus a favourable opinion of legal advisors satisfactory to the Operating Agent as to the execution and enforceability of the Letter of Undertaking.

(h) A favourable opinion of legal advisers to Exide Europe as to capacity and corporate powers of Exide Europe in such form as the Operating Agent may reasonable request.

(i) A Directors' Certificate from the directors of Exide Funding and Exide Europe in relation to the solvency of Exide Funding and a certificate from the directors of Exide Europe in relation to the solvency of Exide Europe in form and substance satisfactory to the Operating Agent.

(j) Execution of the Relevant Documents (as defined in each Origination Agreement) and all documentation to be delivered therewith and satisfaction of all initial conditions precedent to the obligation of Exide Funding to buy from each Originator under the Receivables Subrogation Agreement.

(k) The Operating Agent has received such other approvals, opinions or documents as it may reasonably request.

(l) An Enigma Licence Agreement substantially in the form set out in Schedule 1 duly executed by Exide Europe.

(m) A direction from Exide Europe or each Originator with regard to the payment of Citibank's (on its own behalf), the Operating Agent's and the Buyer's reasonable legal costs (together with disbursements and VAT) in form and substance satisfactory to the Operating Agent.

(n)  Execution of the Currency Exchange Agreement.

(o) Satisfaction of the Conditions Precedent found in Schedule 5 of the Receivables Subrogation Agreement.

                                   SCHEDULE 6
                             Form of Letter of Offer

                                     Part 1
                               On Settlement Date

To:        Exide Holding Europe
           5-7 Allee des Pierres Mayettes
           92636 Gennevilliers Cedex
           France

To:        Batteries Funding Limited
           West Block
           International Financial Services Centre
           Dublin 1

Copy to:   Citibank, N.A.
           Citicorp Centre
           33 Canada Square
           London E14 5LB

Attention:                                                                Date:

                               SUBJECT TO CONTRACT

Dear Sirs,

1. We refer to an Onward Receivables Sale Agreement dated 24 May 2002 (as from time to time amended, supplemented or novated) (the "Agreement") among, inter alios, you, Citibank, N.A., the undersigned and Exide Europe Funding Ltd ("Exide Funding").

2. This Letter of Offer does not record the existence of a contract on the date hereof and Exide Funding has no intention to enter into a contract at any time prior to the acceptance (if any) of this Letter of Offer in accordance with the terms of the Agreement.

3. We, on behalf of Exide Funding as beneficial owner, hereby offer to sell, to assign and to transfer to you Receivables with an Outstanding Balance of [.] (being the Receivables indentified for you pursuant to Clause 4(G) of the Agreement) on the next Settlement Date for a Receivables Funded Purchase Price calculated in accordance with the Agreement of [.].

4. The provisions of the Agreement will apply to this letter and the related Purchase by the Buyer, and except as otherwise provided herein, capitalised terms in this letter will have the meaning ascribed to them in the Agreement.

5. The Discount computed for the Group of Receivables the subject of this letter is [.].

6. The offer made under this letter constitutes an irrevocable offer by Exide Funding, binding upon them, to assign and to sell to you the ownership interest in the Receivables referred to in this Letter of Offer and the Related Security.

7.   This Letter of Offer shall be governed by English law.

Yours faithfully

EXIDE HOLDING EUROPE, acting on behalf of Exide Funding




By:
Authorised Signatory

                                     Part 2
                             On Daily Purchase Date

To:        Exide Holding Europe
           5-7 Allee des Pierres Mayettes
           92636 Gennevilliers Cedex
           France

To:        Batteries Funding Limited
           West Block
           International Financial Services Centre
           Dublin 1

Copy to:   Citibank, N.A.
           Citicorp Centre
           33 Canada Square
           London E14 5LB

Attention:                                                                Date:

                               SUBJECT TO CONTRACT

Dear Sirs,

1. We refer to an Onward Receivables Sale Agreement dated 24 May 2002 (as from time to time amended, supplemented or novated) (the "Agreement") among, inter alios, you, Citibank, N.A., the undersigned and Exide Europe Funding Ltd ("Exide Funding").

2. This Letter of Offer does not record the existence of a contract on the date hereof and Exide Funding has no intention to enter into a contract at any time prior to the acceptance (if any) of this Letter of Offer in accordance with the terms of the Agreement.

3. We, on behalf of Exide Funding as beneficial owner, hereby offer to sell, to assign and to transfer to you Receivables with an Outstanding Balance of [.] (being the Receivables indentified for you pursuant to Clause 4(G) of the Agreement) on the next Daily Purchase Date for a Receivables Daily Purchase Price calculated in accordance with the Agreement of [.].

4. The provisions of the Agreement will apply to this letter and the related Purchase (if any) by the Buyer, and except as otherwise provided herein, capitalised terms in this letter will have the meaning ascribed to them in the Agreement.

5. The offer made under this Letter of Offer constitutes an irrevocable offer by Exide Funding, binding upon them, to assign and to sell to you the ownership interest in the Receivables referred to in this Letter of Offer and the Related Security.

6.      This Letter of Offer shall be governed by English law.

Yours faithfully

EXIDE HOLDING EUROPE, acting on behalf of Exide Funding



By:
Authorised Signatory

                                   SCHEDULE 7
                     POWER OF ATTORNEY IN FAVOUR OF CITIBANK


                                                                    [.] May 2002

THIS POWER OF ATTORNEY is made on [.] May 2002 by EXIDE EUROPE FUNDING LTD., a company whose registered office is at 22, Grenville Street, St Helier, Jersey JEA 8PX Channel Islands (defined as "Exide Funding" herein) in favour of CITIBANK N.A., a company whose registered office is at 336 Strand, London WC2R 1HB acting in its capacity as Operating Agent ("Citibank") (the "Attorney").

WHEREAS

A. Pursuant to an Onward Receivables Sale Agreement dated [.] May 2002 (as may be from time to time amended, restated or otherwise replaced) made by and between the Offer Agent, Exide Funding, the Buyer and Citibank, N.A. (the "ORSA"), Exide Funding will from time to time sell to the Buyer certain receivables evidenced by invoices rendered by the Originators (the "Receivables").

B. Receivables and Collections so transferred and not subsequently reacquired by Exide Funding or collected in full are referred to herein as the "Paid Receivables".

C. Under the ORSA, Citibank is appointed as the Operating Agent of the Buyer hereunder (if applicable), and Exide Funding has been appointed as its Sub-Servicer under the ORSA.

D. Terms not defined herein shall have the meaning ascribed to such terms in the ORSA.

NOW, THEREFORE, the parties agree as follows:

1. EXIDE FUNDING HEREBY APPOINTS the Attorney in respect of Paid Receivables and their related Collections to be its true and lawful attorney for it and in its name to do any of the following acts, deeds and things or any of them as may be within the power of Exide Funding at any time after the occurrence of an Early Amortisation Event:

       (a) to exercise its rights, powers and discretions in respect of Paid Receivables and in respect of any other related rights (such related benefit and other rights being the "Ancillary Rights");

       (b) to execute, sign, seal and deliver any document and to do any other act or thing which it may deem to be necessary in order to protect the interests of the Buyer and/or the Lenders and/or the Operating Agent, proper or expedient for fully and effectually vesting or transferring Paid Receivables and the Ancillary Rights in or to the Buyer or its successors in title or other person or persons entitled to the benefit thereof (as the case may require) pursuant to and in accordance with the ORSA;

       (c) to demand, sue for and receive all moneys due or payable under or in respect of Paid Receivables and the Ancillary Rights and pay such moneys to the persons to whom such moneys are required to be paid under the ORSA;

       (d) upon receipt of such moneys as referred to in Clause 1(c) above or of any part thereof to give to the payer thereof good receipts and discharges for the same and to execute such receipts, releases, re-assignments, retransfers, instruments and deeds as may be requisite or advisable;

       (e) to redirect mail and endorse drafts, cheques and other payment media, to perform any agreement or obligation of Exide Funding under or in connection with the ORSA and to exercise all other remedies of Exide Funding under the ORSA or existing at law; and

       (f) from time to time to substitute and appoint severally one or more attorneys (the "Substitute Attorneys") for all or any of the purposes aforesaid (including the power to authorise any person so appointed to make further appointments).

2. Exide Funding hereby agrees at all times hereafter to ratify and confirm any act, matter or deed whatsoever the Attorney or any Substitute Attorney shall lawfully do or cause to be done under or pursuant to this Power of Attorney to the extent that such act or acts and execution are within the power of Exide Funding and within the contemplation of this Power of Attorney and Exide Funding shall indemnify the Attorney or any Substitute Attorney in respect of any loss, claim, cost, expense or liability in connection with this Power of Attorney save to the extent that the same arises out of their negligence, wilful default or bad faith. In furtherance of the power herein granted, Exide Funding agrees that it will assist and co-operate with the Operating Agent and provide such facilities as the Operating Agent may reasonably request.

3. Exide Funding declares that this Power of Attorney has been given for security purposes and to secure continuing obligations of Exide Funding under the ORSA and the above-mentioned transfer, and the powers hereby created shall be irrevocable and will extend to and be binding upon the successors and assigns of Exide Funding.

4. The Attorney hereby accepts its appointment hereunder on the terms and subject to the conditions of this Power of Attorney and the ORSA.

5. The laws of England shall apply to this Power of Attorney and the interpretation thereof and to all acts of the Attorneys or any Substitute Attorney carried out under the terms hereof.

IN WITNESS whereof this Power of Attorney has been executed on the day and year first above written.

EXIDE EUROPE FUNDING LTD

By:                [.]

Address:           22, Grenville Street
                   St Helier
                   Jersey JEA 8PX
                   Channel Islands


The Attorney:

Citibank, N.A., London Branch as Operating Agent

By:                [.]

Address:           336 Strand
                   London, WC2R 1HB
                   United Kingdom

                                   SCHEDULE 8

          LIST OF ACCOUNT DEBTORS OTHER THAN DESIGNATED ACCOUNT DEBTORS

Fiat

                                   SCHEDULE 9

                            SPECIAL DILUTION RESERVE

      *Settlement Date         *Settlement Date              Table              Reserve
         May 16, 2002             May 15, 2003             May Week 3            1.8%
         May 23, 2002             May 22, 2003             May Week 4            0.1%
         May 30, 2002             May 29, 2003             May Week 5            0.0%
         June 7, 2002             June 5, 2003            June Week 1            0.5%
        June 13, 2002            June 12, 2003            June Week 2            0.2%
        June 20, 2002            June 19, 2003            June Week 3            0.0%
        June 27, 2002            June 26, 2003            June Week 4            0.0%
         July 5, 2002             July 3, 2003            July Week 1            0.0%
        July 11, 2002            July 10, 2003            July Week 2            0.0%
        July 18, 2002            July 17, 2003            July Week 3            0.4%
        July 25, 2002            July 24, 2003            July Week 4            0.0%
       August 1, 2002            July 31, 2003          August Week 1            0.0%
       August 8, 2002           August 7, 2003          August Week 2            0.0%
      August 15, 2002          August 14, 2003          August Week 3            0.0%
      August 22, 2002          August 21, 2003          August Week 4            0.0%
      August 29, 2002          August 28, 2003          August Week 5            2.4%
    September 5, 2002        September 4, 2003       September Week 1            0.7%
   September 12, 2002       September 11, 2003       September Week 2            0.0%
   September 19, 2002       September 18, 2003       September Week 3            3.0%
   September 26, 2002       September 25, 2003       September Week 4            0.0%
      October 3, 2002          October 2, 2003         October Week 1            0.0%
     October 10, 2002          October 9, 2003         October Week 2            0.0%
     October 17, 2002         October 16, 2003         October Week 3            0.0%
     October 24, 2002         October 23, 2003         October Week 4            1.3%
     October 31, 2002         October 30, 2003         October Week 5            0.0%
     November 7, 2002         November 6, 2003        November Week 1            0.0%
    November 14, 2002        November 13, 2003        November Week 2            0.0%
    November 21, 2002        November 20, 2003        November Week 3            0.0%
    November 29, 2002        November 28, 2003        November Week 4            0.0%
     December 5, 2002         December 4, 2003        December Week 1            0.0%
    December 12, 2002        December 11, 2003        December Week 2            0.0%
    December 19, 2002        December 18, 2003        December Week 3            0.0%
    December 27, 2002        December 24, 2003        December Week 4            0.0%

     January 3, 2003          January 2, 2004       January Week 1          0.0%
     January 9, 2003          January 8, 2004       January Week 2          3.6%
    January 16, 2003         January 15, 2004       January Week 3          2.8%
    January 23, 2003         January 22, 2004       January Week 4          0.0%
    January 30, 2003         January 29, 2004       January Week 5          0.0%
    February 6, 2003         February 5, 2004      February Week 1          1.3%
   February 13, 2003        February 12, 2004      February Week 2          2.2%
   February 20, 2003        February 19, 2004      February Week 3          1.1%
   February 27, 2003        February 26, 2004      February Week 4          0.0%
       March 6, 2003            March 4, 2004         March Week 1          2.7%
      March 13, 2003           March 11, 2004         March Week 2          3.3%
      March 20, 2003           March 18, 2004         March Week 3          0.0%
      March 27, 2003           March 25, 2004         March Week 4          0.0%
       April 3, 2003            April 1, 2004         April Week 1          0.8%
      April 10, 2003            April 8, 2004         April Week 2          1.9%
      April 17, 2003           April 15, 2004         April Week 3          0.0%
      April 24, 2003           April 22, 2004         April Week 4          2.0%
         May 2, 2003           April 29, 2004           May Week 1          1.0%
         May 8, 2003              May 6, 2004           May Week 2          3.2%

* If the date set out in the column below is not a Programme Business Day, the Settlement Date shall be the next succeeding Programme Business Day.

                                  SCHEDULE 10
                              ONWARD BUYER ACCOUNT

Account Number:         10123773

Currency:               Sterling

Sort Code:              18-50-08

Bank:                   Citibank, N.A., London

Bank Swift Code:        CITIGB21


Account Number:         10123765

Currency:               Euro

Sort Code:              18-50-08

Bank:                   Citibank, N.A., London

Bank Swift Code:        CITIGB21

                                 EXECUTION PAGES

SELLER:

Exide Europe Funding Ltd

By:

Address:      22 Grenville Street
              St. Helier, Jersey JE4 8PX
              Channel Islands

Attention:    Company Secretary

Telefax:      +44 1534 609 333

OFFER AGENT:

Exide Holding Europe S.A.

By:

Address:

Attention:

Telefax:

BUYER:

Batteries Funding Ltd.

By:

Address:      West Block
              International Financial Services
              Centre
              Dublin 1

Attention:    the Directors

Telefax:      + 353 1 874 30 50

OPERATING AGENT:

Citibank N.A., London Branch

By:

Address:      Citicorp Centre
              33 Canada Square
              5/th/ Floor
              Canary Wharf
              London E14 5LB

Attention:

Telefax:      +44 207 986 47 05